As filed with the Securities and Exchange Commission on May 15, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NioCorp Developments Ltd.

(Exact name of registrant as specified in its charter)

British Columbia, Canada (State or other jurisdiction of incorporation or organization)	1000 (Primary Standard Industrial Classification Code Number)	98-1262185 (I.R.S. Employer Identification Number)

7000 South Yosemite Street, Suite 115

Centennial, Colorado 80112

Tel: (720) 334-7066

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CT Corporation System 28 Liberty Street Floor 42 New York, New York 10005 Tel: (212) 894-8940 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Christopher M. Kelly Andrew C. Thomas Jones Day North Point 901 Lakeside Avenue Cleveland, Ohio 44114 (216) 586-3939	Bob Wooder Kyle Misewich Blake, Cassels & Graydon LLP 1133 Melville Street Suite 3500 Vancouver, British Columbia V6E 4E5

Approximate date of commencement of proposed sale to the public: From time to time after the effectiveness of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 15, 2024

PROSPECTUS

NioCorp Developments Ltd.

4,834,066 Common Shares offered by the Selling Shareholders

This prospectus relates to the offer and sale from time to time by the selling shareholders identified herein (collectively, the “Selling Shareholders”) of up to an aggregate of 4,834,066 of our common shares, without par value (“Common Shares”).

The Common Shares being offered by the Selling Shareholders under this prospectus consist of (a) up to an aggregate of 3,141,817 Common Shares issuable to YA II PN, Ltd. (“YA”), a fund managed by Yorkville Advisors Global, LP, and Lind Global Fund II LP (“Lind”), upon conversion of up to $8.0 million aggregate principal amount outstanding of, plus accrued and unpaid interest, if any, and any Payment Premium (as defined herein) that has become due and payable on, unsecured notes (the “Notes”), which, together with the April 2024 Warrants (as defined below), were issued pursuant to a Securities Purchase Agreement, dated April 11, 2024 (the “Purchase Agreement”), between the Company and each of YA and Lind, as purchasers (in such capacity, the “Purchasers”), for total cash consideration of $6.96 million, (b) up to 615,385 Common Shares issuable upon exercise of Common Share purchase warrants, each exercisable for one Common Share for cash or, if at any time there is no effective registration statement registering, or no current prospectus available for, the resale of the underlying Common Shares, on a cashless basis at the option of the holder, at a price per Common Share of $3.25 (the “April 2024 Exercise Price”), subject to adjustment for recapitalizations, stock splits, reverse stock splits and similar events, expiring April 12, 2027 (the “April 2024 Warrants”), which were issued to YA and Lind pursuant to the Purchase Agreement, (c) up to 413,432 Common Shares issuable upon exercise of Common Share purchase warrants, each exercisable for one Common Share for cash at a price per Common Share of $3.54, subject to adjustment for recapitalizations, stock splits, reverse stock splits and similar events, expiring December 22, 2025 (the “December 2023 Warrants”), which were issued to certain of the Selling Shareholders who participated as investors (the “December 2023 Investors”) in connection with the Company’s December 2023 non-brokered private placement (the “December 2023 Private Placement”) of 413,432 units of the Company (the “December 2023 Units”), each comprised of one Common Share and one December 2023 Warrant, for $3.08 per December 2023 Unit (certain December 2023 Investors who were officers or directors of the Company paid $3.205 per December 2023 Unit), (d) 413,432 Common Shares issued to the December 2023 Investors in connection with the December 2023 Private Placement as part of the December 2023 Units and (e) up to 250,000 Common Shares issuable upon exercise of Common Share purchase warrants, each exercisable for one Common Share for cash at a price per Common Share of $4.60, subject to adjustment for recapitalizations, stock splits, reverse stock splits and similar events, expiring September 1, 2025 (the “September 2023 Warrants” and, collectively with the April 2024 Warrants and the December 2023 Warrants, the “Warrants”), which were issued to a Selling Shareholder who participated as an investor (the “September 2023 Investor”) in connection with the Company’s September 2023 non-brokered private placement (the “September 2023 Private Placement”) of 250,000 units of the Company (the “September 2023 Units”), each comprised of one Common Share and one September 2023 Warrant, for $4.00 per September 2023 Unit.

We will not receive any of the proceeds from the sale by the Selling Shareholders of the Common Shares being offered by the Selling Shareholders under this prospectus. However, upon exercise, we will receive the cash exercise price of the Warrants (assuming, with respect to the April 2024 Warrants, that the holders do not exercise their April 2024 Warrants on a cashless basis, which they may not do for so long as there is an effective registration statement registering, and a current prospectus available for, the resale of the Common Shares thereunder, including this prospectus and the registration statement of which this prospectus is a part). We believe the likelihood that Warrant holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is, among other things, dependent upon the market price of our Common Shares. For so long as the market price for our Common Shares is less than the applicable exercise price of the Warrants (as is the case as of the date of this prospectus), we believe such holders will be unlikely to exercise their Warrants. We expect to use the net proceeds that we receive from the exercise of the Warrants, if any, for working capital and general corporate purposes, including to advance our efforts to launch construction of the Elk Creek Project (as defined herein) and move it to commercial operation. See “Use of Proceeds.”

Our registration of the Common Shares being offered by the Selling Shareholders under this prospectus does not mean that the Selling Shareholders will offer or sell any such Common Shares. The Selling Shareholders may offer such Common Shares in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, at negotiated prices, or in trading markets for our Common Shares. The Securities and Exchange Commission (the “SEC”) may take the position that the Selling Shareholders are deemed “underwriters” within the meaning of Section 2(a)(11) of the Securities Act of 1933 (the “Securities Act”), in connection with such sales. Any profits realized by the Selling Shareholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

Additional information on the Selling Shareholders, and the times and manner in which they may offer and sell Common Shares under this prospectus, is set forth in the sections entitled “Selling Shareholders” and “Plan of Distribution” beginning on pages 15 and 37, respectively, of this prospectus.

The Selling Shareholders will pay all brokerage fees and commissions and similar expenses in connection with the offer and sale of the Common Shares being offered by the Selling Shareholders under this prospectus. We will pay the expenses (except brokerage fees and commissions and similar expenses) incurred in registering under the Securities Act the offer and sale of the Common Shares being offered by the Selling Shareholders under this prospectus. See “Plan of Distribution.”

If all of the Common Shares covered by this prospectus were issued and outstanding, they would represent a substantial percentage of our public float and of our outstanding Common Shares. As of May 13, 2024, the Common Shares covered by this prospectus would represent approximately 11.73% of the total number of outstanding Common Shares (assuming all of the Common Shares covered by this prospectus were issued and outstanding and not including Common Shares issuable upon exercise of outstanding stock options, or reserved for future issuance, under the NioCorp Developments Ltd. Long-Term Incentive Plan (the “LTIP”), Common Shares issuable in respect of the approximately $63.0 million remaining of the up to $65.0 million (the “Commitment Amount”) of Common Shares YA has committed to purchase, at our direction from time to time prior to April 1, 2026 (the “Commitment Period”), pursuant to the Yorkville Equity Facility Financing Agreement (as defined herein) or Common Shares issuable upon conversion, exercise or exchange of other outstanding securities, as described herein). Accordingly, the sale of the Common Shares covered by this prospectus, or the perception that such sales may occur, could result in a significant decline in the public trading price of our Common Shares. Moreover, the sale of additional Common Shares by us or by other security holders, or the perception that such sales may occur, could result in a further decline in the public trading price of our Common Shares. See “Risk Factors—Additional Risks Related to this Offering and Our Common Shares.”

In addition, as described herein, some of the Common Shares being offered by certain of the Selling Shareholders under this prospectus were or may be acquired by such Selling Shareholders for prices below the prevailing market price of the Common Shares. Accordingly, subject to applicable restrictions or limitations, such Selling Shareholders may have an incentive to sell such Common Shares, even if the market price of our Common Shares declines, that is not shared by other shareholders because the price at which they acquired or will be deemed to have acquired such Common Shares may still be lower than the then-prevailing market price of the Common Shares. As a result, certain of the Selling Shareholders may experience a positive rate of return on the Common Shares covered by this prospectus due to the potential differences between the prices at which they acquired or will be deemed to have acquired such securities and the market price of the underlying Common Shares, and other shareholders may not experience a similar rate of return due to the differences in the purchase prices and the then-prevailing market price of the Common Shares. For example:

●	The Common Shares issuable upon conversion of the Notes covered by this prospectus may be acquired by YA and Lind at a fixed conversion price of $2.75 per Common Share (the “Fixed Conversion Price”), which may be less than the then-prevailing market price of the Common Shares. Accordingly, subject to the restrictions on conversion pursuant to the terms of the Notes, as described herein, YA and Lind may have an incentive to sell the Common Shares that they acquire upon conversion of the Notes, even if the market price of our Common Shares declines.

●	Similarly, to the extent that the Warrants are exercised, the holders of such Common Shares issued upon exercise thereof may have an incentive to sell the Common Shares that is not shared by other shareholders because the Common Shares issued upon the exercise of the Warrants may have been purchased for less than the then-prevailing market price of the Common Shares.

See “Risk Factors—Additional Risks Related to this Offering and Our Common Shares.”

Our Common Shares trade on The Nasdaq Global Market under the symbol “NB.” On May 14, 2024, the last reported sale price of our Common Shares on The Nasdaq Global Market was $2.38 per Common Share. Our principal executive office is located at 7000 South Yosemite Street, Suite 115, Centennial, Colorado 80112, and our telephone number is (720) 334-7066.

Investing in our Common Shares involves a high degree of risk. You should review carefully the risks and uncertainties referenced under the heading “Risk Factors” beginning on page 6 of this prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2024.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC using a “shelf” registration process. The Selling Shareholders may, from time to time, sell the Common Shares being offered by the Selling Shareholders as described in this prospectus.

You should rely only on the information provided in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement. Neither we nor the Selling Shareholders have authorized anyone to provide you with different information. Neither we nor the Selling Shareholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Shareholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date of the applicable document. Since the date of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed. The Selling Shareholders will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or post-effective amendment to the registration statement of which this prospectus is a part to add information to, or update or change information contained in, this prospectus and the registration statement of which this prospectus is a part. You should read this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement of which this prospectus is a part together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information” and “Incorporation of Documents by Reference.”

Unless we state otherwise or the context otherwise requires, the terms “we,” “us,” “our,” “our business” “NioCorp,” “the Company” and similar references refer to NioCorp Developments Ltd. and its consolidated subsidiaries.

Unless we state otherwise or the context otherwise requires, the term “ECRC” refers to Elk Creek Resources Corp. (formerly known as GX Acquisition Corp. II), a Delaware corporation and a majority-owned subsidiary of NioCorp, as the surviving entity of the mergers that occurred on March 17, 2023, as part of the Transactions (as defined herein), and the term “GXII” refers to GX Acquisition Corp. II, a Delaware corporation, as it existed prior to the closing of the Transactions.

This prospectus contains our registered and unregistered trademarks and service marks, as well as trademarks and service marks of third parties. Solely for convenience, these trademarks and service marks are referenced without the ®, ™ or similar symbols, but such references are not intended to indicate, in anyway, that we will not assert, to the fullest extent under applicable law, our rights to these trademarks and service marks. All brand names, trademarks and service marks appearing in this prospectus are the property of their respective holders.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC under the Securities Act and does not contain all the information set forth or incorporated by reference in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement of which this prospectus is a part or the exhibits to the reports or other documents incorporated by reference into this prospectus for a copy of such contract, agreement or other document. You may obtain copies of the registration statement and its exhibits via the SEC’s EDGAR database.

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934 (the “Exchange Act”). The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers, including us, that file electronically with the SEC. You may obtain documents that we file with the SEC at www.sec.gov.

We make available, free of charge, on our website at www.niocorp.com, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and amendments to those reports and statements as soon as reasonably practicable after they are filed with the SEC. We do not incorporate the information on or accessible through any website into this prospectus or any prospectus supplement, and you should not consider any information on, or that can be accessed through, any website as part of this prospectus or any prospectus supplement (other than those filings with the SEC that we specifically incorporate by reference into this prospectus or any prospectus supplement). Our website address and the SEC’s website address are included in this prospectus as inactive textual references only.

INCORPORATION OF DOCUMENTS BY REFERENCE

SEC rules permit us to incorporate information by reference into this prospectus and any applicable prospectus supplement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus and any applicable prospectus supplement, except for information superseded by information contained in this prospectus or the applicable prospectus supplement itself or in any subsequently filed incorporated document. This prospectus and any applicable prospectus supplement incorporate by reference the documents set forth below that we have previously filed with the SEC, other than information in such documents that is deemed to be furnished and not filed. These documents contain important information about us and our business and financial condition. Any report or information within any of the documents referenced below that is furnished, but not filed, shall not be incorporated by reference into this prospectus:

●	our Annual Report on Form 10-K for the fiscal year ended June 30, 2023, filed with the SEC on October 6, 2023;

●	our Quarterly Reports on Form 10-Q for the quarterly period ended September 30, 2023, filed with the SEC on November 13, 2023, for the quarterly period ended December 31, 2023, filed with the SEC on February 13, 2024, and for the quarterly period ended March 31, 2024, filed with the SEC on May 2, 2024;

●	our Current Reports on Form 8-K, filed with the SEC on March 1, 2023, September 1, 2023, September 7, 2023, September 12, 2023, September 13, 2023, September 18, 2023, October 13, 2023 (as amended by our Current Report on Form 8-K/A filed on December 7, 2023), November 27, 2023, November 28, 2023, December 1, 2023, December 7, 2023, December 14, 2023, December 20, 2023, January 22, 2024, February 28, 2024, March 5, 2024, March 7, 2024, March 12, 2024, March 14, 2024, April 12, 2024, April 17, 2024 and May 3, 2024; and

●	a description of our Common Shares, contained in our Registration Statement on Form 8-A, filed with the SEC on March 17, 2023, and any subsequently filed amendments and reports filed for the purpose of updating that description.

We also incorporate by reference any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished to, rather than filed with, the SEC), including after the date of the initial registration statement of which this prospectus is a part and prior to effectiveness of the registration statement, and after effectiveness of the registration statement and prior to the termination of the offering of the securities made by this prospectus. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number below:

NioCorp Developments Ltd.
7000 South Yosemite Street, Suite 115
Centennial, Colorado 80112
Phone: (720) 334-7066

Those copies will not include exhibits, unless the exhibits have specifically been incorporated by reference in this document or you specifically request them.

SUMMARY

This summary highlights selected information appearing in this prospectus. Because it is a summary, it may not contain all of the information that may be important to you. To understand this offering fully, you should read this entire prospectus carefully, including the information set forth in the section entitled “Risk Factors” contained in this prospectus and under similar headings in the other documents that are incorporated by reference into this prospectus. You should also carefully read the information incorporated by reference into this prospectus, including our consolidated financial statements and related notes and the exhibits to the registration statement of which this prospectus is a part, before making an investment decision. This prospectus includes forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.”

NioCorp Developments Ltd.

NioCorp is developing the Elk Creek Project (as defined below) located in southeast Nebraska. The “Elk Creek Project” is a development-stage property that has disclosed niobium, scandium, and titanium reserves and resources and disclosed rare earth mineral resources. The Company is continuing technical and economic studies around the rare earths contained in the Elk Creek Project’s mineral resource in order to determine whether extraction of rare earth elements can be reasonably justified and economically viable after taking into account all relevant factors. Niobium is used to produce various superalloys that are extensively used in high performance aircraft and jet turbines. It also is used in high-strength, low-alloy steel, a stronger steel used in automobiles, bridges, structural systems, buildings, pipelines, and other applications that generally increases strength and/or reduces weight, which can result in environmental benefits, including reduced fuel consumption and material usage and fewer air emissions. Scandium can be combined with aluminum to make high-performance alloys with increased strength and improved corrosion resistance. Scandium also is a critical component of advanced solid oxide fuel cells, an environmentally preferred technology for high-reliability, distributed electricity generation. Titanium is a component of various superalloys and other applications that are used for aerospace applications, weapons systems, protective armor, medical implants, and many others. It also is used in pigments for paper, paint, and plastics. Rare earths are critical to electrification and decarbonization initiatives and can be used to manufacture the strongest permanent magnets commercially available.

Our primary business strategy is to advance our Elk Creek Project to commercial production. We are focused on obtaining additional funds to carry out our near-term planned work programs associated with securing the project financing necessary to complete mine development and construction of the Elk Creek Project.

Background

April 2024 Private Placement

On April 12, 2024, YA and Lind advanced an aggregate amount of $6.96 million to NioCorp in consideration of the issuance by NioCorp to YA and Lind of (i) $8.0 million aggregate principal amount of Notes and (ii) April 2024 Warrants, exercisable for up to 615,385 Common Shares for cash or, if at any time there is no effective registration statement registering, or no current prospectus available for, the resale of the underlying Common Shares, on a cashless basis, at the option of the holder, at the April 2024 Exercise Price, subject to adjustment to give effect to any stock dividend, stock split, recapitalization or similar transaction, pursuant to the Purchase Agreement. The Notes and the April 2024 Warrants were issued to YA and Lind on a private offering basis (the “April 2024 Private Placement”) pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof, based upon the representations and warranties YA and Lind made to the Company pursuant to the Purchase Agreement. See “Description of Capital Stock—Notes” and “Description of Capital Stock—April 2024 Warrants,” respectively, for descriptions of certain terms of the Notes and the April 2024 Warrants.

NioCorp intends to use the proceeds from the April 2024 Private Placement for general working capital purposes, including for accounts payable, other payables and operating expenses, and to satisfy the fees and expenses incurred in connection with the April 2024 Private Placement.

The Purchase Agreement contains customary representations, warranties, conditions and indemnification obligations by each party. The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of the Purchase Agreement and as of specific dates, were solely for the benefit of the parties to such agreement and are subject to certain important limitations.

The Purchase Agreement also contains certain covenants that, among other things, limit NioCorp’s ability to use the proceeds from the offering to repay related party debt or to enter into any variable rate transaction other than with YA, subject to certain exceptions, and to distribute proceeds from the offering to subsidiaries other than ECRC and 0896800 B.C. Ltd. (together with ECRC, the “Guarantors”), upon the entry by the Guarantors into a global guaranty agreement, dated as of April 11, 2024, among the Guarantors in favor of the Purchasers (the “Guaranty Agreement”). Pursuant to the Guaranty Agreement, the Guarantors guaranteed the full, prompt and unconditional payment when due (whether at maturity, by acceleration or otherwise), and the performance of all liabilities, agreements and other obligations of NioCorp to the Purchasers contained in the Notes, the April 2024 Warrants and the Purchase Agreement, to the extent such liabilities, agreements and obligations are payable in cash.

On April 11, 2024, in connection with the Purchase Agreement, NioCorp and the Purchasers also entered into a registration rights agreement (the “Registration Rights Agreement”) pursuant to which NioCorp has agreed to file with the SEC a registration statement (the “RRA Registration Statement”) registering the resale by the Purchasers of the Common Shares issuable upon conversion of the Notes and exercise of the April 2024 Warrants under the Securities Act as soon as practicable but no later than May 15, 2024, and to use its reasonable best efforts to have the RRA Registration Statement declared effective as soon as practicable after the filing thereof, but in no event later than the 60th calendar day following the filing date thereof. NioCorp further agreed to use its reasonable best efforts to cause the RRA Registration Statement to remain continuously effective for a period that will terminate upon the first date on which all of the Common Shares issuable upon conversion of the Notes and exercise of the April 2024 Warrants may be sold without restriction, including volume and manner-of-sale restrictions, pursuant to Rule 144 under the Securities Act or have been sold by the Purchasers. NioCorp also granted to the Purchasers certain demand rights for underwritten shelf takedowns and piggyback registration rights with respect to the Common Shares issuable upon conversion of the Notes and exercise of the April 2024 Warrants.

We are filing the registration statement of which this prospectus is a part, among other reasons, to satisfy our obligations under the Registration Rights Agreement with respect to registering the Common Shares issuable upon conversion of the Notes and exercise of the April 2024 Warrants.

December 2023 Private Placement

On December 22, 2023, the Company issued an aggregate of 413,432 December 2023 Units consisting of (i) 274,587 December 2023 Units issued at a price of $3.08 per December 2023 Unit to certain accredited investors who are not affiliated with the Company, but with whom the Company had a pre-existing relationship and (ii) 138,834 December 2023 Units issued at a price of $3.205 per December 2023 Unit (the “Insider December 2023 Unit Price”) to certain officers and directors of the Company, for aggregate gross proceeds of approximately $1.29 million, in connection with the closing of the December 2023 Private Placement. The Insider December 2023 Unit Price includes $0.125 per December 2023 Warrant underlying each December 2023 Unit purchased by certain officers and directors of the Company. Each December 2023 Unit consists of one Common Share and one December 2023 Warrant. Each December 2023 Warrant may be exercised for one Common Share for cash at a price of $3.54 until December 22, 2025.

In connection with the December 2023 Private Placement, the Company entered into subscription agreements (the “December 2023 Subscription Agreements”) with the December 2023 Investors. The December 2023 Subscription Agreements contain customary representations, warranties, conditions and indemnification obligations of the parties. The representations, warranties and covenants were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties. The December 2023 Units were issued on a private offering basis to investors with whom the Company had pre-existing relationships pursuant to (i) in the case of investors outside of the United States that were not, and were not acting for the account or benefit of, a U.S. person (as defined in Regulation S under the Securities Act), the exclusion from the registration requirements of the Securities Act provided by Rule 903 of Regulation S thereunder, and (ii) in the case of investors inside the United States or that were, or were acting for the account or benefit of, a U.S. person, the exemption from the registration requirements of the Securities Act provided by Rule 506(b) of Regulation D thereunder and Section 4(a)(2) thereof, in each case, pursuant to the representations and covenants the investors made to the Company in connection with their purchase of the December 2023 Units.

September 2023 Private Placement

On September 1, 2023, the Company issued 250,000 September 2023 Units at a price of $4.00 per September 2023 Unit for aggregate gross proceeds of $1.0 million, in connection with the closing of the September 2023 Private Placement. Each September 2023 Unit consists of one Common Share and one September 2023 Warrant. Each September 2023 Warrant may be exercised for one Common Share for cash at a price of $4.60 until September 1, 2025.

In connection with the September 2023 Private Placement, the Company entered into a subscription agreement (the “September 2023 Subscription Agreement”) with the September 2023 Investor. The September 2023 Subscription Agreement contains customary representations, warranties, conditions and indemnification obligations of the parties. The representations, warranties and covenants were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement and may be subject to limitations agreed upon by the contracting parties. The September 2023 Units were offered on a private offering basis to an investor with whom the Company had a pre-existing relationship pursuant to the exemption from the registration requirements of the Securities Act provided by Rule 506(b) of Regulation D thereunder and Section 4(a)(2) thereof, in each case, pursuant to the representations and covenants the investor made to the Company in connection with the purchase of the September 2023 Units.

Acquisitions of Common Shares by Certain Executive Officers and Directors of NioCorp

Certain executive officers and directors of NioCorp are Selling Shareholders. Such executive officers and directors purchased or otherwise acquired their Common Shares covered by this prospectus in connection with the December 2023 Private Placement and upon exercise of December 2023 Warrants acquired in the December 2023 Private Placement.

Corporate Information

Our Common Shares trade on The Nasdaq Global Market under the symbol “NB.” Our principal executive office is located at 7000 South Yosemite Street, Suite 115, Centennial, CO 80112, and our telephone number is (720) 334-7066. Our website address is www.niocorp.com. This website address is not intended to be an active link, and information on, or accessible through, our website is not incorporated by reference into this prospectus and you should not consider any information on, or that can be accessed from, our website as part of this prospectus or any accompanying prospectus supplement.

SECURITIES OFFERED

Common Shares Offered by the Selling Shareholders	Up to an aggregate of 4,834,066 Common Shares, consisting of:

(a) up to 3,141,817 Common Shares issuable upon conversion of the Notes;

(b) up to 615,385 Common Shares issuable upon exercise of the April 2024 Warrants;

(c) up to 413,432 Common Shares issuable upon exercise of the December 2023 Warrants;

(d) 413,432 Common Shares that were issued to the December 2023 Investors in connection with the December 2023 Private Placement; and

(e) up to 250,000 Common Shares issuable upon exercise of the September 2023 Warrants.

Common Shares Outstanding Prior to this Offering(1)	36,807,692 Common Shares (as of May 13, 2024).

Common Shares Outstanding After this Offering(1)	41,228,326 Common Shares, assuming the issuance of (i) 3,141,817 Common Shares upon conversion of the Notes, including any Payment Premium and accrued interest related thereto, (ii) 615,385 Common Shares upon exercise of the April 2024 Warrants, (iii) 413,432 Common Shares upon exercise of the December 2023 Warrants and (iv) 250,000 Common Shares upon exercise of the September 2023 Warrants.

Use of Proceeds	We will not receive any proceeds from the sale by the Selling Shareholders of the Common Shares being offered by the Selling Shareholders under this prospectus. However, upon exercise, we will receive the cash exercise price of the Warrants (assuming, with respect to the April 2024 Warrants, that the holders do not exercise their April 2024 Warrants on a cashless basis, which they may not do for so long as there is an effective registration statement registering, and a current prospectus available for, the resale of the Common Shares thereunder, including this prospectus and the registration statement of which this prospectus is a part). We believe the likelihood that Warrant holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is, among other things, dependent upon the market price of our Common Shares. For so long as the market price for our Common Shares is less than the applicable exercise price of the Warrants (as is the case as of the date of this prospectus), we believe such holders will be unlikely to exercise their Warrants. We expect to use the net proceeds that we receive from the exercise of the Warrants, if any, for working capital and general corporate purposes, including to advance our efforts to launch construction of the Elk Creek Project and move it to commercial operation. See “Use of Proceeds.”

Market for Common Shares	Our Common Shares trade on The Nasdaq Global Market under the symbol “NB.”

Risk Factors	See “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider before investing in our securities.

(1) Does not include:

●	Common Shares issuable upon exercise of outstanding stock options under the LTIP;

●	Common Shares reserved for future issuance under the LTIP;

●	Common Shares issuable in respect of the remaining Commitment Amount pursuant to the Standby Equity Purchase Agreement, dated January 26, 2023 (as amended, the “Yorkville Equity Facility Financing Agreement”), between NioCorp and YA;

●	Common Shares issuable upon conversion of the convertible debentures (the “Convertible Debentures”) issued pursuant to the Securities Purchase Agreement, dated January 26, 2023 (as amended, the “Yorkville Convertible Debt Financing Agreement”), between NioCorp and YA;

●	an aggregate of 745,530 Common Shares issuable upon exercise of the financing warrants (the “Financing Warrants”) issued pursuant to the Yorkville Convertible Debt Financing Agreement;

●	an aggregate of 7,957,404 Common Shares issuable under certain conditions upon exchange of shares of Class B common stock of ECRC;

●	an aggregate of 17,519,856 Common Shares issuable upon exercise of assumed warrants (the “NioCorp Assumed Warrants”) issued in respect of an equal number of warrants of GXII (the “GXII Warrants”), pursuant to the Warrant Agreement, dated as of March 17, 2021 (the “GXII Warrant Agreement”), by and between GXII and Continental Stock Transfer & Trust Company (“CST”), as warrant agent, as amended by an assignment, assumption and amendment agreement, dated March 17, 2023 (the GXII Warrant Agreement, as so amended, the “NioCorp Assumed Warrant Agreement”), among NioCorp, GXII, CST, as existing warrant agent, and Computershare Inc. and its affiliate Computershare Trust Company, N.A., together as successor warrant agent (the “NioCorp Assumed Warrant Agent”).

●	an aggregate of 504,611 Common Shares issuable upon exercise of other outstanding Common Share purchase warrants with an exercise price of C$11.00, subject to adjustment for recapitalizations, stock splits, reverse stock splits and similar events, expiring June 30, 2024; and

●	an aggregate of 855,800 Common Shares issuable upon exercise of other outstanding Common Share purchase warrants with an exercise price of C$9.70, subject to adjustment for recapitalizations, stock splits, reverse stock splits and similar transactions, expiring February 19, 2025.

RISK FACTORS

Investing in our Common Shares involves a high degree of risk. Before making a decision to invest in our Common Shares, you should carefully consider the risks described below and under the heading “Risk Factors” in the applicable prospectus supplement, and discussed under Part I, Item 1A. “Risk Factors” contained in our most recent Annual Report on Form 10-K, and Part II, Item 1A. “Risk Factors” contained in our subsequent Quarterly Reports on Form 10-Q, as well as any amendments thereto, which are incorporated by reference into this prospectus and the applicable prospectus supplement in their entirety, together with other information in this prospectus and the applicable prospectus supplement and the documents incorporated by reference herein and therein. See the sections of this prospectus entitled “Where You Can Find More Information” and “Incorporation of Documents by Reference.” Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business, financial condition or results of operations. The occurrence of any of these known or unknown risks might cause you to lose all or part of your investment in our Common Shares.

Additional Risks Related to this Offering and Our Common Shares

Future sales, or the perception of future sales, of Common Shares covered by this prospectus could adversely affect prevailing market prices for the Common Shares.

Under this prospectus, the Selling Shareholders may sell (a) up to an aggregate of 3,141,817 Common Shares issuable to YA and Lind upon conversion of up to $8.0 million aggregate principal amount outstanding of, plus accrued and unpaid interest, if any, and any Payment Premium that has become due and payable on, the Notes, which are convertible pursuant to their terms, as described herein, at the Fixed Conversion Price, (b) up to 615,385 Common Shares issuable to YA and Lind upon exercise of the April 2024 Warrants, each exercisable for cash or, if at any time there is no effective registration statement registering, or no current prospectus available for, the resale of the underlying Common Shares, on a cashless basis, at the option of the holder, at the April 2024 Exercise Price, subject to adjustment to give effect to any stock dividend, stock split, recapitalization or similar transaction, (c) up to 413,432 Common Shares issuable to the December 2023 Investors upon exercise of the December 2023 Warrants, each exercisable for cash at a price per Common Share of $3.54, subject to adjustment to give effect to any stock dividend, stock split, recapitalization or similar transaction, (d) 413,432 Common Shares issued to the December 2023 Investors in connection with the December 2023 Private Placement and (e) up to 250,000 Common Shares issuable to the September 2023 Investor upon exercise of the September 2023 Warrants, each exercisable for cash at a price per Common Share of $4.60, subject to adjustment to give effect to any stock dividend, stock split, recapitalization or similar transaction.

Because some of the Common Shares covered by this prospectus were or may be acquired by certain of the Selling Shareholders for prices below the prevailing market price of the Common Shares, subject to applicable restrictions or limitations, such Selling Shareholders may have an incentive to sell such Common Shares, even if the market price of our Common Shares declines. Similarly, to the extent that the Warrants are exercised, the holders of the Common Shares issued upon exercise thereof may have an incentive to sell such Common Shares because the Common Shares issued upon the exercise of such Warrants may have been purchased for less than the then-prevailing market price of the Common Shares. However, for so long as the market price for our Common Shares is less than the applicable exercise price of the Warrants (as is the case as of the date of this prospectus), we believe holders of the Warrants will be unlikely to exercise their Warrants.

If all of the Common Shares covered by this prospectus were issued and outstanding, they would represent a substantial percentage of our public float and of our outstanding Common Shares. As of May 13, 2024, the Common Shares covered by this prospectus would represent approximately 11.73% of the total number of outstanding Common Shares (assuming all of the Common Shares covered by this prospectus were issued and outstanding and not including Common Shares issuable upon exercise of outstanding stock options, or reserved for future issuance, under the LTIP, Common Shares issuable in respect of the remaining Commitment Amount pursuant to the Yorkville Equity Facility Financing Agreement or Common Shares issuable upon exercise of other outstanding Common Share purchase warrants, as described herein). Accordingly, the sale of the Common Shares covered by this prospectus, or the perception that such sales may occur, could result in a significant decline in the public trading price of our Common Shares.

We may not receive any proceeds from the exercise of the Warrants and our other outstanding Common Share purchase warrants, and the potential adverse effect on the prevailing market prices for our Common Shares as a result of sales, or the perception of future sales, of Common Shares could adversely affect our ability to raise additional capital.

Upon exercise, we will receive the cash exercise price of the Warrants and our other outstanding Common Share purchase warrants (assuming, with respect to the April 2024 Warrants, the Financing Warrants and the NioCorp Assumed Warrants, that they are not exercised on a cashless basis). We believe the likelihood that holders of the Warrants or other outstanding Common Share purchase warrants will exercise their Warrants or other outstanding Common Share purchase warrants, and therefore, the amount of cash proceeds that we would receive, is, among other things, dependent upon the market price of our Common Shares. For so long as the market price for our Common Shares is less than the applicable exercise price of the Warrants or other outstanding Common Share purchase warrants (as is the case as of the date of this prospectus), we believe such holders will be unlikely to exercise their Warrants or other outstanding Common Share purchase warrants. The potential adverse effect on the prevailing market price of our Common Shares as a result of sales of Common Shares by us, by the Selling Shareholders or by other security holders, or the perception that such sales may occur, could keep the market price for our Common Shares below the applicable exercise price of the Warrants or other outstanding Common Share purchase warrants. Accordingly, the holders of the Warrants or other outstanding Common Share purchase warrants may not exercise their Warrants or other outstanding Common Share purchase warrants before they expire, and we may not receive any proceeds from the exercise of the Warrants or other outstanding Common Share purchase warrants.

We incurred significant debt in connection with (i) the transactions contemplated by the Business Combination Agreement, dated September 25, 2022 (the “Business Combination Agreement”), between the Company, GXII, and Big Red Merger Sub Ltd, a Delaware corporation and a direct, wholly owned subsidiary of the Company (the “Transactions”), including upon the issuance of the Convertible Debentures, and (ii) the Purchase Agreement, and we require significant additional capital to operate our business. For example, notwithstanding whether we receive the cash exercise price of the Warrants or other outstanding Common Share purchase warrants, we are obligated to repay or issue Common Shares upon conversion of the full $8.0 million aggregate principal amount outstanding of, plus accrued and unpaid interest, if any, and any Payment Premium that has become due and payable on, the Notes, which are convertible pursuant to their terms, as described herein. Such significant additional debt could adversely affect our business, which may prevent us from fulfilling our obligations with respect to our existing debt or obtaining future financing. Further, the Yorkville Convertible Debt Financing Agreement and the Purchase Agreement restrict us from pursuing certain variable rate financing transactions, which could impair our ability to obtain additional financing on terms that are favorable, or at all. In addition, if the market price of the Common Shares were to drop as a result of sales, or the perception of future sales, of Common Shares by us, by the Selling Shareholders or by other security holders, this might impede our ability to raise additional capital. Our inability to obtain additional financing on terms that are favorable, or at all, could have a material adverse effect on our financial condition, results of operations and prospects.

Future sales, or the perception of future sales, of Common Shares by existing shareholders or by us, or future dilutive issuances of Common Shares by us, could adversely affect prevailing market prices for the Common Shares.

In addition to the Common Shares that may be sold under this prospectus, subject to compliance with applicable securities laws, sales of a substantial number of Common Shares in the public market could occur at any time, including issuances and sales of additional Common Shares by us and sales by other security holders. These sales, or the market perception that the holders of a large number of Common Shares or securities convertible, exercisable or exchangeable into Common Shares intend to sell Common Shares, could reduce the prevailing market price of the Common Shares. The effect, if any, that future public sales of these securities or the availability of these securities for sale will have on the market price of the Common Shares is uncertain. If the market price of the Common Shares were to drop as a result, this might impede our ability to raise additional capital and might cause remaining shareholders to lose all or part of their investment.

Additionally, pursuant to the Yorkville Equity Facility Financing Agreement, YA has committed to purchase up to the remaining Commitment Amount of our Common Shares, at our direction from time to time during the Commitment Period, subject to certain limitations and the satisfaction of the conditions in the Yorkville Equity Facility Financing Agreement. Pursuant to the terms of the Yorkville Equity Facility Financing Agreement, we issued 81,213 Common Shares (the “Commitment Shares”) to YA as consideration for its irrevocable commitment to purchase Common Shares under the Yorkville Equity Facility Financing Agreement. YA has since resold all of the Commitment Shares. On June 9, 2023, September 12, 2023, September 18, 2023, December 1, 2023, February 28, 2024, March 7, 2024, March 14, 2024 and May 13, 2024, we issued and sold 100,000, 70,000, 75,000, 75,000, 75,000, 82,500, 85,000 and 90,000 Common Shares, respectively, to YA pursuant to the Yorkville Equity Facility Financing Agreement. We have filed a registration statement under the Securities Act covering resales by YA of the Common Shares issuable pursuant to the Yorkville Equity Facility Financing Agreement. Accordingly, any Common Shares that we issue pursuant to the Yorkville Equity Facility Financing Agreement will be available for sale into the public market, subject to applicable securities laws, which could reduce the prevailing market price for the Common Shares.

Additionally, the Company has registered resales of Common Shares underlying other Common Share purchase warrants and the Convertible Debentures on registration statements filed under the Securities Act. Accordingly, any Common Shares that we issue upon exercise of such Common Share purchase warrants and upon conversion of Convertible Debentures covered by such registration statements will be available for sale into the public market, subject to applicable securities laws, which could reduce the prevailing market price for the Common Shares.

Certain of the Selling Shareholders acquired or may acquire the Common Shares being offered by such Selling Shareholders under this prospectus at a price below the prevailing market price of our Common Shares, and may experience a positive rate of return based on such market price. Our future investors may not experience a similar rate of return.

As described herein, some of the Common Shares covered by this prospectus were or may be acquired by certain of the Selling Shareholders for prices below the prevailing market price of the Common Shares. Accordingly, subject to applicable restrictions or limitations, such Selling Shareholders may have an incentive to sell such Common Shares, even if the market price of our Common Shares declines, that is not shared by other shareholders because the price at which they acquired or will be deemed to have acquired such Common Shares may still be lower than the then-prevailing market price of the Common Shares. As a result, certain of the Selling Shareholders may experience a positive rate of return on the Common Shares covered by this prospectus due to the potential differences between the prices of at which they acquired or will be deemed to have acquired such securities and the market price of the underlying Common Shares, and other shareholders may not experience a similar rate of return due to the differences in the purchase prices and the then-prevailing market price of the Common Shares. For example:

●	The Common Shares issuable upon conversion of the Notes covered by this prospectus may be acquired by YA and Lind at the Fixed Conversion Price, which may be less than the then-prevailing market price of the Common Shares. Accordingly, subject to the restrictions on conversion pursuant to the terms of the Notes, as described herein, YA and Lind may have an incentive to sell the Common Shares that they acquire upon conversion of the Notes, even if the market price of our Common Shares declines.

●	Similarly, to the extent that the Warrants are exercised, the holders of such Common Shares issued upon exercise thereof may have an incentive to sell the Common Shares that is not shared by other shareholders because the Common Shares issued upon the exercise of the Warrants may have been purchased for less than the then-prevailing market price of the Common Shares.

There can be no assurance that we will be able to comply with the continued listing standards of Nasdaq.

Our Common Shares are currently listed on The Nasdaq Global Market under the symbol “NB.” If Nasdaq delists the Common Shares from trading on its exchange for failure to meet Nasdaq continued listing standards, the Company and its shareholders could face significant material adverse consequences, including:

●	a limited availability of market quotations for our securities;

●	a determination that our Common Shares are a “penny stock,” which will require brokers trading in Common Shares to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for Common Shares;

●	a limited amount of analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

The Articles of NioCorp, as amended in connection with the Transactions (the “Amended Articles”), permit us to issue an unlimited number of Common Shares without seeking shareholder approval.

The Amended Articles permit us to issue an unlimited number of Common Shares. It is anticipated that we will, from time to time, issue additional Common Shares in the future. Subject to the requirements of the British Columbia Business Corporations Act and Nasdaq, we will not be required to obtain the approval of the NioCorp shareholders for the issuance of additional Common Shares. Any further issuances of Common Shares will result in immediate dilution to existing shareholders and may have an adverse effect on the value of their shareholdings.

NioCorp may be a “passive foreign investment company” for the current taxable year and for one or more future taxable years, which may result in materially adverse U.S. federal income tax consequences for U.S. investors.

If NioCorp is a passive foreign investment company (“PFIC”) for any taxable year, or portion thereof, that is included in the holding period of a U.S. holder of Common Shares or other securities of NioCorp, such U.S. holder may be subject to certain adverse U.S. federal income tax consequences. These adverse tax consequences include requirements to treat any gain realized upon a disposition of Common Shares or other securities, or any “excess distribution” received on Common Shares, as ordinary income, to pay an interest charge on a portion of such gain or distribution, and certain additional reporting requirements. Such consequences may be mitigated with respect to Common Shares (but not with respect to warrants or other securities of NioCorp) if the holder thereof makes a timely and effective QEF Election (as defined herein) or a “mark-to-market” election under Section 1296 of the Code (as defined herein) (a “Mark-to-Market Election”). A U.S. holder of Common Shares that makes an election to treat the Company and each Subsidiary PFIC (as defined herein), if any, as a “qualified electing fund” under Section 1295 of the Code (a “QEF Election”) generally must include in income on a current basis for U.S. federal income tax purposes its share of NioCorp’s net capital gain and ordinary earnings for any taxable year in which it is a PFIC, whether or not NioCorp distributes any amount to its shareholders. A U.S. holder of Common Shares that makes a Mark-to-Market Election generally must include as ordinary income each year the excess of the fair market value of the Common Shares over the taxpayer’s basis therein.

NioCorp generally will be classified as a PFIC for a taxable year if (a) 75% or more of its gross income for such year is “passive income” (generally, dividends, interest, rents, royalties, and gains from the disposition of assets producing passive income) or (b) at least 50% or more of the value of its assets produce, or are held for the production of, passive income, based on the quarterly average of the fair market value of such assets. NioCorp believes that it was classified as a PFIC for its taxable years ended June 30, 2023 and June 30, 2022 and, based on the current composition of its income and assets, as well as current business plans and financial expectations, may be classified as a PFIC for future taxable years. Any conclusion regarding PFIC status is a factual determination that must be made annually at the close of each taxable year and, thus, is subject to change. In addition, even if NioCorp concluded it did not qualify as a PFIC, it is possible that the U.S. Internal Revenue Service (the “IRS”) could assert, and that a court could sustain, a determination that NioCorp is a PFIC. Accordingly, there can be no assurance that NioCorp will not be treated as a PFIC for any taxable year. The PFIC rules are complex and each holder of Common Shares or other securities of NioCorp should consult its own tax advisors regarding these rules and the U.S. federal income tax consequences of the acquisition, ownership, and disposition of such securities.

The Transactions could result in NioCorp becoming subject to materially adverse U.S. federal income tax consequences.

Section 7874 and related sections of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), provide for certain adverse tax consequences when the stock of a U.S. corporation is acquired by a non-U.S. corporation in certain transactions in which former shareholders of the U.S. corporation come to own 60% or more of the stock of the non-U.S. corporation (by vote or value, and applying certain specific counting and ownership rules). These adverse tax consequences include (i) potential additional required gain recognition by the U.S. corporation, (ii) treatment of certain payments to the non-U.S. corporation that reduce gross income as “base erosion payments,” (iii) an excise tax on certain options and stock-based compensation of the U.S. corporation, (iv) disallowance of “qualified dividend” treatment for distributions by the non-U.S. corporation, and (v) if former shareholders of the U.S. corporation come to own 80% or more of the stock of the non-U.S. corporation, treatment of the non-U.S. corporation as a U.S. corporation subject to U.S. federal income tax on its worldwide income (in addition to any tax imposed by non-U.S. jurisdictions). If the Transactions result in the application of any of these, or any other, adverse tax consequences, NioCorp could incur significant additional tax costs. While NioCorp currently does not believe the Transactions will cause such adverse tax consequences as a result of Section 7874 and related sections of the Code, this determination is subject to significant legal and factual uncertainty. NioCorp has not sought and will not seek any rulings from the IRS as to the tax treatment of any of the Transactions. Further, there can be no assurance that your tax advisor, the IRS, or a court, will agree with the position that NioCorp is not subject to these adverse tax consequences.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the other documents incorporated by reference into this prospectus contain or may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, and “forward-looking information” within the meaning of applicable Canadian securities legislation (collectively, “forward-looking statements”). Such forward-looking statements concern our anticipated results and developments in the operations of the Company in future periods, planned exploration activities, the adequacy of the Company’s financial resources, and other events or conditions that may occur in the future.

Forward-looking statements have been based upon our current business and operating plans, as approved by the Company’s Board of Directors, and may include statements regarding the anticipated benefits of the Transactions, including NioCorp’s ability to access the full amount of the expected net proceeds of the Yorkville Equity Facility Financing Agreement through April 1, 2026; NioCorp’s ability to receive a final commitment of financing from the Export-Import Bank of the United States (“EXIM”); anticipated benefits of the listing of the Common Shares on Nasdaq; the financial and business performance of NioCorp; NioCorp’s anticipated results and developments in the operations of NioCorp in future periods; NioCorp’s planned exploration and development activities; the adequacy of NioCorp’s financial resources; NioCorp’s ability to secure sufficient project financing to complete construction and commence operation of the Elk Creek Project; NioCorp’s expectation and ability to produce niobium, scandium, and titanium at the Elk Creek Project; NioCorp’s plans to produce and supply specific products and market demand for those products; the Elk Creek Project’s ability to produce multiple critical metals; NioCorp’s expectation that the process improvements resulting from previously completed recovery process improvement testing could lead to greater efficiencies and cost savings in the Elk Creek Project; the Elk Creek Project’s projected ore production and mining operations over its expected mine life; the completion and content of an updated technical report for the Elk Creek Project; the completion of technical and economic analyses on the potential addition of magnetic rare earth oxides to NioCorp’s planned product suite; anticipated benefits of the electrification of access to the Elk Creek Project mine site; the exercise of options to purchase additional land parcels; the execution of contracts with engineering, procurement and construction companies; the advancement of offtake discussions with potential customers; NioCorp’s ongoing evaluation of the impact of inflation, supply chain issues and geopolitical unrest on the Elk Creek Project’s economic model; and the creation of full time and contract construction jobs over the construction period of the Elk Creek Project.

Forward-looking statements are frequently, but not always, identified by words such as “expects,” “anticipates,” “believes,” “intends,” “estimates,” “potential,” “possible,” and similar expressions, or statements that events, conditions, or results “will,” “may,” “could,” or “should” (or the negative and grammatical variations of any of these terms) occur or be achieved. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions, or future events or performance (often, but not always, using words or phrases such as “expects” or “does not expect,” “is expected,” “anticipates” or “does not anticipate,” “plans,” “estimates,” or “intends,” or stating that certain actions, events, or results “may,” “could,” “would,” “might,” or “will” be taken, occur or be achieved) are not statements of historical fact and may be forward-looking statements. Such forward-looking statements reflect the Company’s current views with respect to future events and are subject to certain known and unknown risks, uncertainties, and assumptions. Many factors could cause actual results, performance, or achievements to be materially different from any future results, performance, or achievements that may be expressed or implied by such forward-looking statements, including, among others, risks related to the following: NioCorp’s ability to recognize the anticipated benefits of the Transactions, including NioCorp’s ability to access the full amount of the expected net proceeds under the Yorkville Equity Facility Financing Agreement through April 1, 2026; unexpected costs related to the Transactions; the outcome of any legal proceedings that may be instituted against NioCorp following closing of the Transactions; NioCorp’s ability to receive a final commitment of financing from EXIM on the anticipated timeline, on acceptable terms, or at all; NioCorp’s ability to continue to meet Nasdaq listing standards; NioCorp’s ability to operate as a going concern; risks relating to the Common Shares, including price volatility, lack of dividend payments and dilution or the perception of the likelihood any of the foregoing; NioCorp’s requirement of significant additional capital; the extent to which NioCorp’s level of indebtedness and/or the terms contained in agreements governing NioCorp’s indebtedness or the Yorkville Equity Facility Financing Agreement may impair NioCorp’s ability to obtain additional financing, on acceptable terms, or at all; covenants contained in agreements with NioCorp’s secured creditors that may affect its assets; NioCorp’s limited operating history; NioCorp’s history of losses; the material weaknesses in NioCorp’s internal control over financial reporting, NioCorp’s efforts to remediate such material weaknesses and the timing of remediation; the possibility that NioCorp may qualify as a PFIC under the Code; the potential that the Transactions could result in NioCorp becoming subject to materially adverse U.S. federal income tax consequences as a result of the application of Section 7874 and related sections of the Code; cost increases for NioCorp’s exploration and, if warranted, development projects; a disruption in, or failure of, NioCorp’s information technology systems, including those related to cybersecurity; equipment and supply shortages; variations in the market demand for, and prices of, niobium, scandium, titanium and rare earth products; current and future offtake agreements, joint ventures, and partnerships; NioCorp’s ability to attract qualified management; the effects of global health crises on NioCorp’s business plans, financial condition and liquidity; estimates of mineral resources and reserves; mineral exploration and production activities; feasibility study results; the results of metallurgical testing; the results of technological research; changes in demand for and price of commodities (such as fuel and electricity) and currencies; competition in the mining industry; changes or disruptions in the securities markets; legislative, political or economic developments, including changes in federal and/or state laws that may significantly affect the mining industry; the impacts of climate change, as well as actions taken or required by governments related to strengthening resilience in the face of potential impacts from climate change; the need to obtain permits and comply with laws and regulations and other regulatory requirements; the timing and reliability of sampling and assay data; the possibility that actual results of work may differ from projections/expectations or may not realize the perceived potential of NioCorp’s projects; risks of accidents, equipment breakdowns, and labor disputes or other unanticipated difficulties or interruptions; the possibility of cost overruns or unanticipated expenses in development programs; operating or technical difficulties in connection with exploration, mining, or development activities; the management of the water balance at the Elk Creek Project site; land reclamation requirements related to the Elk Creek Project; the speculative nature of mineral exploration and development, including the risks of diminishing quantities of grades of reserves and resources; claims on the title to NioCorp’s properties; potential future litigation; and NioCorp’s lack of insurance covering all of NioCorp’s operations.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein. This list is not exhaustive of the factors that may affect any of the Company’s forward-looking statements. Forward-looking statements are statements about the future and are inherently uncertain, and actual achievements of the Company or other future events or conditions may differ materially from those reflected in the forward-looking statements due to a variety of risks, uncertainties, and other factors, including without limitation those discussed under Part I, Item 1A. “Risk Factors” contained in our most recent Annual Report on Form 10-K, and Part II, Item 1A. “Risk Factors” contained in our subsequent Quarterly Reports on Form 10-Q, as well as any amendments thereto, which are incorporated by reference into this prospectus and the applicable prospectus supplement in their entirety, together with other information in this prospectus and the applicable prospectus supplement and the documents incorporated by reference herein and therein. See the sections of this prospectus entitled “Where You Can Find More Information” and “Incorporation of Documents by Reference.”

The Company’s forward-looking statements contained in this prospectus are based on the beliefs, expectations, and opinions of management as of the date of this prospectus. The Company does not assume any obligation to update forward-looking statements if circumstances or management’s beliefs, expectations, or opinions should change, except as required by law. For the reasons set forth above, investors should not attribute undue certainty to, or place undue reliance on, forward-looking statements.

USE OF PROCEEDS

This prospectus relates to Common Shares that may be offered and sold from time to time by the Selling Shareholders. All of the Common Shares being offered by the Selling Shareholders under this prospectus will be sold by the Selling Shareholders for their own account. We will not receive any of the proceeds from these sales.

However, upon exercise, we will receive the cash exercise price of the Warrants (assuming, with respect to the April 2024 Warrants, that the holders do not exercise their April 2024 Warrants on a cashless basis, which they may not do for so long as there is an effective registration statement registering, and a current prospectus available for, the resale of the Common Shares thereunder, including this prospectus and the registration statement of which this prospectus is a part). We believe the likelihood that Warrant holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is, among other things, dependent upon the market price of our Common Shares. For so long as the market price for our Common Shares is less than the applicable exercise price of the Warrants (as is the case as of the date of this prospectus), we believe such holders will be unlikely to exercise their Warrants.

We expect to use the net proceeds that we receive from the exercise of the Warrants, if any, for working capital and general corporate purposes, including to advance our efforts to launch construction of the Elk Creek Project and move it to commercial operation.

DETERMINATION OF OFFERING PRICE

We cannot currently determine the price or prices at which Common Shares being offered by the Selling Shareholders may be sold by the Selling Shareholders under this prospectus as the price will be determined by the prevailing public market price for our Common Shares, by negotiations between the Selling Shareholders and the buyers of Common Shares in private transactions or as otherwise described in “Plan of Distribution.”

SELLING SHAREHOLDERS

This prospectus relates to the offer and sale from time to time by the Selling Shareholders of up to an aggregate of 4,834,066 Common Shares, consisting of (a) up to an aggregate of 3,141,817 Common Shares issuable to YA and Lind upon conversion of the Notes, (b) up to 615,385 Common Shares issuable upon exercise of the April 2024 Warrants, (c) up to 413,432 Common Shares issuable upon exercise of the December 2023 Warrants, (d) 413,432 Common Shares issued to the December 2023 Investors in connection with the December 2023 Private Placement as part of the December 2023 Units and (e) up to 250,000 Common Shares issuable upon exercise of the September 2023 Warrants. For additional information regarding the issuances of the Common Shares being offered by the Selling Shareholders under this prospectus, see the section titled “Summary—Background.” Except as otherwise described in the section titled “Summary—Background” and in the footnotes to the table below, none of the Selling Shareholders has, or has had, any material relationship with us.

The table below presents information regarding the Selling Shareholders and the Common Shares they may offer from time to time under this prospectus. This table is prepared based on information supplied to us by the Selling Shareholders. The number of Common Shares in the column “Maximum Number of Common Shares to be Offered Pursuant to this Prospectus” represents all of the Common Shares that the Selling Shareholders may offer under this prospectus. The Selling Shareholders may sell some, all or none of their Common Shares covered by this prospectus in this offering. We do not know how long the Selling Shareholders will hold such Common Shares before selling them, and we currently have no agreements, arrangements or understandings with the Selling Shareholders regarding the sale of any of the Common Shares the Selling Shareholders may sell under this prospectus.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes Common Shares with respect to which the Selling Shareholders have voting or investment power. Except as otherwise described below, we believe, based on the information furnished to us, that each of the Selling Shareholders has sole voting and investment power with respect to all Common Shares that such Selling Shareholder beneficially owns, subject to applicable community property laws. All amounts beneficially owned by the Selling Shareholders are correct, to the best of our knowledge, as of May 13, 2024. The percentage of Common Shares beneficially owned by the Selling Shareholders prior to and after the offering shown in the table below is based on an aggregate of 36,807,692 Common Shares outstanding on May 13, 2024. The number of Common Shares that may actually be issued by us upon conversion of the Notes and exercise of the Warrants may be fewer than the number of such Common Shares being offered by this prospectus. The column “Number of Common Shares Beneficially Owned After Offering” assumes the issuance of all of the Common Shares covered by this prospectus.

Except as otherwise described below, based on the information provided to us by the Selling Shareholders, none of the Selling Shareholders is a broker-dealer or an affiliate of a broker-dealer.

	Number of Common Shares Beneficially Owned Prior to Offering		Maximum Number of Common Shares to be Offered	Number of Common Shares Beneficially Owned After Offering
Name of Selling Shareholder	Number	Percent	Pursuant to this Prospectus	Number	Percent
YA II PN, Ltd.(1)	4,295,370	10.45%	3,193,622	1,101,748	2.60%
Lind Global Fund II LP(2)	563,580	1.51%	563,580	—	—
Steve Everhart(3)	1,288,863	3.46%	574,674	714,189	1.73%
Mark Smith(4)	2,645,397	7.08%	93,602	2,551,795	6.11%
Neal Shah(5)	395,032	1.06%	18,722	376,310	*
Jeff Mason(6)	133,259	*	9,360	123,899	*
Dean Kehler(7)	4,570,997	11.24%	156,006	4,414,991	9.83%
Mansurali Shivji(8)	40,000	*	40,000	—	—
Luc Jansen(9)	78,000	*	30,000	48,000	*
Reiner Thoni(10)	20,000	*	20,000	—	—
Adam Christilaw(11)	111,370	*	56,000	55,370	*
David Christilaw(12)	144,821	*	70,000	74,821	*
Hayley Christilaw(13)	23,070	*	8,500	14,570	*
TOTAL	14,309,759	29.92%	4,834,066	9,475,693	19.81%

* Represents ownership of less than 1%.

(1)	Beneficial ownership includes (a) no outstanding Common Shares; (b) 356,218 Common Shares issuable upon the conversion of the remaining balance of the Convertible Debentures, assuming (i) the conversion of all $750,000 aggregate principal amount outstanding of the Convertible Debentures, plus $13,767 of accrued interest, (ii) a conversion price equal to the Floor Price (as defined herein) of $2.143 and (iii) none of the limitations on conversion of the Convertible Debentures set forth in the Yorkville Convertible Debt Financing Agreement apply; (c) 745,530 Common Shares issuable upon exercise of the Financing Warrants issued in connection with the Yorkville Convertible Debt Financing Facility Agreement, assuming (i) none of the holders of the Financing Warrants elects cashless exercise and (ii) none of the limitations on exercise of the Financing Warrants set forth in the Yorkville Convertible Debt Financing Agreement apply; (d) 2,670,545 Common Shares issuable upon conversion of Notes, assuming (i) the conversion of all $6.8 million aggregate principal amount outstanding of the Notes issued to YA, plus $1.43 million of accrued interest and Payment Premium, and (ii) none of the limitations on conversion set forth in the Notes apply; and (e) 523,077 Common Shares issuable upon exercise of the April 2024 Warrants issued to YA, assuming (i) none of the holders of such April 2024 Warrants elects cashless exercise and (ii) none of the limitations on exercise set forth in the April 2024 Warrants apply. The Selling Shareholder is offering pursuant to this prospectus 2,670,545 Common Shares issuable upon conversion of Notes and 523,077 Common Shares issuable upon exercise of April 2024 Warrants. Pursuant to the terms of the Notes, the April 2024 Warrants, the Convertible Debentures and the Financing Warrants, YA may not convert Notes or the Convertible Debentures or exercise April 2024 Warrants or Financing Warrants into Common Shares in an amount that would result in YA (or its affiliates) beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder) more than 4.99% of the Common Shares outstanding immediately after giving effect to such conversion or exercise or receipt of shares (the “Beneficial Ownership Limitation”); provided that YA may waive the Beneficial Ownership Limitation upon not less than 65 days’ prior notice to NioCorp. In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of Common Shares beneficially owned prior to the offering all of the Common Shares that YA may be required to purchase under the Yorkville Equity Facility Financing Agreement, because the issuance of such Common Shares is solely at our discretion and is subject to conditions contained in the Yorkville Equity Facility Financing Agreement, the satisfaction of which are entirely outside of YA’s control. YA is a fund managed by Yorkville Advisors Global, LP. Yorkville Advisors Global II, LLC is the General Partner of Yorkville Advisors Global, LP. All investment decisions for YA are made by Yorkville Advisors Global II, LLC’s President and Managing Member, Mr. Mark Angelo. The business address of YA is 1012 Springfield Avenue, Mountainside, NJ 07092. For additional information regarding the Yorkville Convertible Debt Financing Agreement, the Yorkville Equity Facility Financing Agreement and the Financing Warrants, see the sections titled “Description of Capital Stock—Convertible Debt,” “Risk Factors—Additional Risks Related to this Offering and Our Common Shares—Future sales, or the perception of future sales, of Common Shares by existing shareholders or by us, or future dilutive issuances of Common Shares by us, could adversely affect prevailing market prices for the Common Shares” and “Description of Capital Stock—Financing Warrants,” respectively.

(2)	Lind Global Fund II LP has voting and investment power over the Common Shares. The jurisdiction of the Selling Shareholder is the United States. Each of Lind Global Partners II LLC, the general partner of Lind, and Jeff Easton, the managing member of Lind, have voting and investment power over the Common Shares and may be deemed to be a beneficial owner. Beneficial ownership includes (a) no outstanding Common Shares, (b) 471,272 Common Shares issuable upon conversion of Notes, assuming (i) the conversion of all $1.2 million aggregate principal amount outstanding of the Notes issued to Lind, plus $250,000 of accrued interest and Payment Premium, and (ii) none of the limitations on conversion set forth in the Notes apply and (c) 92,308 Common Shares issuable upon exercise of the April 2024 Warrants issued to Lind, assuming (i) none of the holders of such April 2024 Warrants elects cashless exercise and (ii) none of the limitations on exercise set forth in the April 2024 Warrants apply. The Selling Shareholder is offering pursuant to this prospectus 471,272 Common Shares issuable upon conversion of Notes and 92,308 Common Shares issuable upon exercise of April 2024 Warrants.

On February 19, 2021, we entered into a definitive convertible security funding agreement, as amended, with Lind Global Asset Management III, LLC (“Lind III”), an affiliate of Lind. Lind III has previously participated as an investor in certain of our private placements. Lind does not have beneficial ownership of any securities beneficial owned, directly or indirectly, by Lind III.

(3)	Steve Everhart has voting and investment power over the Common Shares. The jurisdiction of the Selling Shareholder is the United States. Beneficial ownership includes (a) 811,189 outstanding Common Shares, (b) 65,337 Common Shares issuable upon exercise of June 2022 Warrants, (c) 250,000 Common Shares issuable upon exercise of September 2023 Warrants, and (d) 162,337 Common Shares issuable upon exercise of December 2023 Warrants. The Selling Shareholder is offering pursuant to this prospectus 162,337 Common Shares, 250,000 Common Shares issuable upon exercise of September 2023 Warrants and 162,337 Common Shares issuable upon exercise of December 2023 Warrants.

(4)	Mark Smith has voting and investment power over the Common Shares. The jurisdiction of the Selling Shareholder is the United States. Beneficial ownership includes (a) 2,088,596 outstanding Common Shares, (b) 46,801 Common Shares issuable upon exercise of December 2023 Warrants, (c) 65,000 Common Shares issuable upon exercise of options, exercisable at C$13.60 per Common Share, expiring December 17, 2024, (d) 70,000 Common Shares issuable upon exercise of options, exercisable at $6.95 per Common Share, expiring March 27, 2026, and (e) 375,000 Common Shares issuable upon exercise of options, exercisable at $2.99 per Common Share, expiring February 15, 2029. The Selling Shareholder is offering pursuant to this prospectus 46,801 Common Shares and 46,801 Common Shares issuable upon exercise of December 2023 Warrants.

(5)	Neal Shah has voting and investment power over the Common Shares. The jurisdiction of the Selling Shareholder is the United States. Beneficial ownership includes (a) 65,671 outstanding Common Shares, (b) 9,361 Common Shares issuable upon exercise of December 2023 Warrants, (c) 30,000 Common Shares issuable upon exercise of options, exercisable at C$13.60 per Common Share, expiring December 17, 2024, (d) 40,000 Common Shares issuable upon exercise of options, exercisable at $6.95 per Common Share, expiring March 27, 2026, and (e) 250,000 Common Shares issuable upon exercise of options, exercisable at $2.99 per Common Share, expiring February 15, 2029. The Selling Shareholder is offering pursuant to this prospectus 9,361 Common Shares and 9,361 Common Shares issuable upon exercise of December 2023 Warrants

(6)	Jeff Mason has voting and investment power over the Common Shares. The jurisdiction of the Selling Shareholder is the United States. Beneficial ownership includes (a) 28,579 outstanding Common Shares, (b) 4,680 Common Shares issuable upon exercise of December 2023 Warrants, (c) 20,000 Common Shares issuable upon exercise of options, exercisable at C$13.60 per Common Share, expiring December 17, 2024, (d) 30,000 Common Shares issuable upon exercise of options, exercisable at $6.95 per Common Share, expiring March 27, 2026, and (e) 50,000 Common Shares issuable upon exercise of options, exercisable at $2.99 per Common Share, expiring February 15, 2029. The Selling Shareholder is offering pursuant to this prospectus 4,680 Common Shares and 4,680 Common Shares issuable upon exercise of December 2023 Warrants.

(7)	Dean Kehler has voting and investment power over the Common Shares. The jurisdiction of the Selling Shareholder is the United States. Beneficial ownership includes (a) 78,003 outstanding Common Shares, (b) 78,003 Common Shares issuable upon exercise of December 2023 Warrants, (c) 1,122,820 Common Shares issuable upon exchange of shares of Class B common stock of ECRC that are vested as of the date hereof (the “Vested Shares”), (d) 417,030 Common Shares issuable upon exchange of shares of Class B common stock of ECRC that will vest upon satisfaction of certain earnout conditions (the “Tranche I Earnout Shares”), (e) 417,030 Common Shares issuable upon exchange of shares of Class B common stock of ECRC that will vest upon satisfaction of certain earnout conditions (the “Tranche II Earnout Shares”), (f) 1,853,073 Common Shares issuable upon exercise of NioCorp Assumed Warrants and (g) 50,000 Common Shares issuable upon exercise of options, exercisable at $2.99 per Common Share, expiring February 15, 2029, in each case, held by Mr. Kehler. The Elizabeth Kehler Trust is controlled by Dean C. Kehler and U.S. Trust Company of Delaware as co-trustees. In their capacities as co-trustees, Mr. Kehler and U.S. Trust Company of Delaware share voting and investment power over the securities the Elizabeth Kehler Trust beneficially owns. Therefore, Mr. Kehler may be deemed a beneficial owner of (h) 318,470 Common Shares issuable upon exchange of Vested Shares, (i) 118,284 Common Shares issuable upon exchange of Tranche I Earnout Shares and (j) 118,284 Common Shares issuable upon exchange of Tranche II Earnout Shares, in each case, held by the Elizabeth Kehler Trust. The Selling Shareholder is offering pursuant to this prospectus 78,003 Common Shares and 78,003 Common Shares issuable upon exercise of December 2023 Warrants.

(8)	Mansurali Shivji has voting and investment power over the Common Shares. The jurisdiction of the Selling Shareholder is Canada. Beneficial ownership includes (a) 20,000 outstanding Common Shares and (b) 20,000 Common Shares issuable upon exercise of December 2023 Warrants. The Selling Shareholder is offering pursuant to this prospectus 20,000 Common Shares and 20,000 Common Shares issuable upon exercise of December 2023 Warrants.

(9)	Luc Jansen has voting and investment power over the Common Shares. The jurisdiction of the Selling Shareholder is Belgium. Beneficial ownership includes (a) 57,000 outstanding Common Shares, (b) 6,000 Common Shares issuable upon exercise of June 2022 Warrants and (c) 15,000 Common Shares issuable upon exercise of December 2023 Warrants. The Selling Shareholder is offering pursuant to this prospectus 15,000 Common Shares and 15,000 Common Shares issuable upon exercise of December 2023 Warrants.

(10)	In addition to the Common Shares and Common Share purchase warrants he owns individually, the Selling Shareholder, Reiner Thoni, has sole voting and investment power over and may be deemed to be a beneficial owner of the Common Shares and Common Share purchase warrants registered in the name of Free to Grow Contracting Ltd., a corporation incorporated under the laws of Canada. Reiner Thoni has voting and investment power over the Common Shares. The jurisdiction of the Selling Shareholder is Canada. Beneficial ownership includes (a) 10,000 outstanding Common Shares and (b) 10,000 Common Shares issuable upon exercise of December 2023 Warrants. The Selling Shareholder is offering pursuant to this prospectus 10,000 Common Shares and 10,000 Common Shares issuable upon exercise of December 2023 Warrants.

(11)	In addition to the Common Shares and Common Share purchase warrants he owns individually, the Selling Shareholder, Adam Christilaw, has sole voting and investment power over and may be deemed to be a beneficial owner of the Common Shares and Common Share purchase warrants registered in the name of 2064501 Ontario Inc, a corporation incorporated under the laws of Canada. The jurisdiction of the Selling Shareholder is Canada. Beneficial ownership includes (a) 48,650 outstanding Common Shares, (b) 25,750 Common Shares issuable upon exercise of June 2022 Warrants and (c) 28,000 Common Shares issuable upon exercise of December 2023 Warrants. Additionally, the Selling Shareholder has shared voting and investment power with Hayley Christilaw over, and therefore may be deemed a beneficial owner of, (d) 4,070 outstanding Common Shares and (e) 4,900 Common Shares issuable upon exercise of June 2022 Warrants. The Selling Shareholder is offering pursuant to this prospectus 28,000 Common Shares and 28,000 Common Shares issuable upon exercise of December 2023 Warrants.

(12)	The Selling Shareholder, David Christilaw, has sole voting and investment power over the Common Shares. The securities beneficially owned and offered hereunder are held by David Christilaw through DAVID CHRISTILAW CHARTERED ACCOUNTANT PROFESSIONAL CORPORATION, a professional corporation organized under the laws of Ontario. David Christilaw is the person at DAVID CHRISTILAW CHARTERED ACCOUNTANT PROFESSIONAL CORPORATION that exercises voting and investment power over the Common Shares. The jurisdiction of the Selling Shareholder is Canada. Beneficial ownership includes (a) 73,448 outstanding Common Shares, (b) 28,300 Common Shares issuable upon exercise of June 2022 Warrants and (c) 35,000 Common Shares issuable upon exercise of December 2023 Warrants. Additionally, the Selling Shareholder has shared voting and investment power with Gloria Christilaw over, and therefore may be deemed a beneficial owner of, (d) 873 outstanding Common Shares and (e) 7,200 Common Shares issuable upon exercise of June 2022 Warrants. The Selling Shareholder is offering pursuant to this prospectus 35,000 Common Shares and 35,000 Common Shares issuable upon exercise of December 2023 Warrants.

(13)	Hayley Christilaw has voting and investment power over the Common Shares. The jurisdiction of the Selling Shareholder is Canada. Beneficial ownership includes (a) 5,850 outstanding Common Shares, (b) 4,000 Common Shares issuable upon exercise of June 2022 Warrants, and (c) 4,250 Common Shares issuable upon exercise of December 2023 Warrants. Additionally, the Selling Shareholder has shared voting and investment power with Adam Christilaw over, and therefore may be deemed a beneficial owner of, (d) 4,070 outstanding Common Shares and (e) 4,900 Common Shares issuable upon exercise of the June 2022 Warrants. The Selling Shareholder is offering pursuant to this prospectus 4,250 Common Shares and 4,250 Common Shares issuable upon exercise of December 2023 Warrants.

DESCRIPTION OF CAPITAL STOCK

Common Shares

The authorized capital of the Company consists of an unlimited number of Common Shares, without par value. The holders of Common Shares are entitled to receive notice of and attend all meetings of shareholders, with each Common Share held entitling the holder to one vote on any resolution to be passed at such shareholder meetings. The holders of Common Shares are entitled to dividends if, as and when declared by the Company’s Board of Directors. The Common Shares are entitled, upon liquidation, dissolution, or winding up of the Company, to receive the remaining assets of the Company available for distribution to shareholders. There are no pre-emptive, conversion, or redemption rights attached to the Common Shares.

Exchange Controls

There are no governmental laws, decrees, or regulations in Canada that restrict the export or import of capital, including foreign exchange controls, or that affect the remittance of dividends, interest or other payments to non-resident holders of the securities of the Company, other than as discussed below and Canadian withholding tax. See “Certain Canadian Federal Income Tax Considerations for U.S. Residents” below.

Competition Act

Limitations on the ability to acquire and hold Common Shares may be imposed by the Competition Act (Canada). This legislation permits the Commissioner of Competition of Canada (the “Commissioner”) to review any acquisition of a significant interest in the Company. This legislation grants the Commissioner jurisdiction to challenge such an acquisition before the Canadian Competition Tribunal if the Commissioner believes that it would, or would be likely to, result in a substantial lessening or prevention of competition in any market in Canada.

Investment Canada Act

The Investment Canada Act subjects an acquisition of control of a company by a non-Canadian to government review if the enterprise value of such company, as calculated pursuant to the legislation, exceeds a threshold amount. A reviewable acquisition may not proceed unless the relevant minister is satisfied that the investment is likely to result in a net benefit to Canada. Under the national-security-review regime in the Investment Canada Act, review on a discretionary basis may also be undertaken by the federal government in respect of a broad range of investments by a non-Canadian. No financial threshold applies to a national security review. The relevant test is whether such investment by a non-Canadian could be “injurious to national security.”

Common Share Purchase Warrants

From time to time, the Company has outstanding Common Share purchase warrants, with each Common Share purchase warrant exercisable for one Common Share. The exercise price per Common Share and the number of Common Shares issuable upon exercise of Common Share purchase warrants is subject to adjustment upon the occurrence of certain events, including, but not limited to, the following:

●	the subdivision or re-division of the outstanding Common Shares into a greater number of Common Shares;

●	the reduction, combination or consolidation of the outstanding Common Shares into a lesser number of Common Shares;

●	the issuance of Common Shares or securities exchangeable for, or convertible into, Common Shares to all or substantially all of the holders of Common Shares by way of stock dividend or other distribution (other than a distribution of Common Shares upon the exercise of Common Share purchase warrants or any outstanding options);

●	the reorganization of the Company or the consolidation or merger or amalgamation of the Company with or into another body corporate; and

●	a reclassification or other similar change to the outstanding Common Shares.

The Company will issue the Common Shares issuable upon exercise of Common Share purchase warrants within five business days following its receipt of notice of exercise and payment of the exercise price, subject to surrender of the Common Share purchase warrants. Prior to the exercise of any Common Share purchase warrants, holders of the Common Share purchase warrants will not have any of the rights of holders of the Common Shares issuable upon exercise, including the right to vote or to receive any payments of dividends on the Common Shares issuable upon exercise.

NioCorp Assumed Warrants

In connection with the closing of the Transactions (the “Closing”), pursuant to the Business Combination Agreement, the Company assumed the GXII Warrant Agreement and each GXII Warrant thereunder that was issued and outstanding immediately prior to March 17, 2023 was converted into one NioCorp Assumed Warrant pursuant to the NioCorp Assumed Warrant Agreement. In connection with the Closing, NioCorp issued (a) 9,999,959 public NioCorp Assumed Warrants in respect of the GXII Warrants that were publicly traded prior to the Closing and (b) 5,666,667 NioCorp Assumed Warrants to GX Sponsor II LLC (the “Sponsor”) in respect of the GXII Warrants that it held prior to the Closing, which NioCorp Assumed Warrants were subsequently distributed by the Sponsor to its members in connection with the Closing.

Both the public NioCorp Assumed Warrants and the NioCorp Assumed Warrants issued to the Sponsor are subject to the terms of the NioCorp Assumed Warrant Agreement and are identical, with certain exceptions applicable to the NioCorp Assumed Warrants issued to the Sponsor for so long as such NioCorp Assumed Warrants are held by the Sponsor, its members, or their respective affiliates and other permitted transferees. In accordance with the NioCorp Assumed Warrant Agreement, any NioCorp Assumed Warrants issued to the Sponsor that are held by someone other than the Sponsor, its members, or their respective affiliates and other permitted transferees, are treated as public NioCorp Assumed Warrants.

Each NioCorp Assumed Warrant is exercisable on and after April 16, 2023 until its expiration for 1.11829212 Common Shares at a price of $11.50 per 1.11829212 Common Shares (subject to adjustments for stock splits, stock dividends, reorganizations, recapitalizations and the like). Under the terms of NioCorp Assumed Warrant Agreement, for so long as the NioCorp Assumed Warrants issued to the Sponsor are held by the Sponsor, its members, or their respective affiliates and other permitted transferees, such holders have the right to elect to exercise those NioCorp Assumed Warrants on a cashless basis. For such NioCorp Assumed Warrants exercised on a cashless basis after the Closing, the holder will be entitled to pay the exercise price for those NioCorp Assumed Warrants by surrendering all or portion of the cash and/or Common Shares (valued at their fair market value) into which those NioCorp Assumed Warrants are exercisable as shall be elected by the holder. For this purpose, Common Shares so surrendered will be deemed to have a “fair market value” equal to the average reported last sale price of the Common Shares for the 10 trading days ending on the third trading day prior to the date of exercise of the applicable NioCorp Assumed Warrants.

The NioCorp Assumed Warrants will expire at 5:00 p.m., New York City time, on March 17, 2028 or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Common Shares pursuant to the exercise of a NioCorp Assumed Warrant and will have no obligation to settle such exercise unless a registration statement under the Securities Act with respect to the Common Shares underlying the NioCorp Assumed Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations described below with respect to registration. No NioCorp Assumed Warrant will be exercisable and the Company will not be obligated to issue Common Shares upon exercise of a NioCorp Assumed Warrant unless Common Shares issuable upon such exercise have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the NioCorp Assumed Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a NioCorp Assumed Warrant, the holder of such NioCorp Assumed Warrant will not be entitled to exercise such NioCorp Assumed Warrant and such NioCorp Assumed Warrant may have no value and expire worthless. In no event will the Company be required to net cash settle any NioCorp Assumed Warrant.

The NioCorp Assumed Warrants, and the underlying Common Shares issuable upon the exercise thereof, were registered under the Securities Act pursuant to the Company’s registration statement on Form S-4, originally filed on November 7, 2022, as subsequently amended, which was declared effective by the SEC on February 8, 2023. The ongoing registered offering of the Common Shares underlying the NioCorp Assumed Warrants is being conducted pursuant to the Company’s registration statement on Form S-3, originally filed on April 14, 2023, as subsequently post-effectively amended to convert such registration statement to Form S-1, which was declared effective on October 30, 2023.

The Company will have the right to call the public NioCorp Assumed Warrants for redemption at any time following the Closing Date:

●	in whole and not in part;

●	at a price of $0.01 per NioCorp Assumed Warrant;

●	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each public NioCorp Assumed Warrant holder;

●	if, and only if, the reported last sale price of the Common Shares equals or exceeds approximately $16.10 per share (subject to certain adjustments) for any 20 trading days within a 30-trading day period commencing once the NioCorp Assumed Warrants become exercisable and ending three business days before the Company sends the notice of redemption to the public NioCorp Assumed Warrant holders; and

●	if there is an effective registration statement covering the Common Shares issuable upon exercise of the NioCorp Assumed Warrants, and a current prospectus relating thereto, available throughout the 30-day redemption period.

The NioCorp Assumed Warrants issued to the Sponsor are not redeemable by the Company for so long as such NioCorp Assumed Warrants are held by the Sponsor, its members, or their respective affiliates or other permitted transferees. In addition, the Company may not exercise its redemption right if the issuance of Common Shares upon exercise of the NioCorp Assumed Warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification.

If the Company calls the public NioCorp Assumed Warrants for redemption as described above, the Company will have the option to require any holder that wishes to exercise its public NioCorp Assumed Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their public NioCorp Assumed Warrants on a “cashless basis,” the Company will consider, among other factors, its cash position, the number of NioCorp Assumed Warrants that are outstanding and the dilutive effect on the Company’s shareholders of issuing the maximum number of Common Shares issuable upon the exercise of the NioCorp Assumed Warrants. If the Company takes advantage of this option, all holders of public NioCorp Assumed Warrants would pay the exercise price by surrendering their NioCorp Assumed Warrants for that number of Common Shares equal to the quotient obtained by dividing (x) the product of the number of Common Shares underlying the public NioCorp Assumed Warrants, multiplied by the difference between the exercise price of the NioCorp Assumed Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Common Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of public NioCorp Assumed Warrants. If the Company takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of Common Shares to be received upon exercise of the NioCorp Assumed Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of Common Shares to be issued and thereby lessen the dilutive effect of a redemption of the public NioCorp Assumed Warrants. If the Company calls the public NioCorp Assumed Warrants for redemption and does not take advantage of this option, the Sponsor, its members, and their respective affiliates and other permitted transferees would still be entitled to exercise their NioCorp Assumed Warrants for cash or on a cashless basis using the same formula described above that other NioCorp Assumed Warrant holders would have been required to use had all NioCorp Assumed Warrant holders been required to exercise their NioCorp Assumed Warrants on a cashless basis, as described in more detail below.

A holder of a NioCorp Assumed Warrant may notify the Company in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such NioCorp Assumed Warrant, to the extent that after giving effect to such exercise, such holder (together with such holder’s affiliates), to the NioCorp Assumed Warrant Agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the Common Shares outstanding immediately after giving effect to such exercise.

The NioCorp Assumed Warrants have certain anti-dilution and adjustments rights upon certain events.

The NioCorp Assumed Warrants may be exercised upon surrender of the certificate representing such NioCorp Assumed Warrants on or prior to the expiration date at the offices of the NioCorp Assumed Warrant Agent, with the exercise form on the reverse side of such certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to the order of the NioCorp Assumed Warrant Agent or by wire transfer, for the number of NioCorp Assumed Warrants being exercised. The NioCorp Assumed Warrant holders will not have the rights or privileges of holders of Common Shares or any attendant voting rights until they exercise their NioCorp Assumed Warrants and receive Common Shares. After the issuance of Common Shares upon exercise of the NioCorp Assumed Warrants, each holder will be entitled to one (1) vote for each Common Share held of record on all matters to be voted on by NioCorp shareholders.

If, upon exercise of the NioCorp Assumed Warrants, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round down to the nearest whole number of Common Shares to be issued to the NioCorp Assumed Warrant holder.

The NioCorp Assumed Warrants were issued in registered form under the NioCorp Assumed Warrant Agreement. The NioCorp Assumed Warrant Agreement may be amended by the parties thereto without the consent of any registered holder (i) for the purpose of curing any ambiguity, or curing, correcting or supplementing any mistake, or adding or changing any other provisions with respect to matters or questions arising under NioCorp Assumed Warrant Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the registered holders of the NioCorp Assumed Warrants, and (ii) to provide for the delivery of such kind and amount of Common Shares or other securities or property (including cash) receivable upon a reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of NioCorp Assumed Warrants would have received if such holder had exercised his, her or its NioCorp Assumed Warrants immediately prior to such event. All other modifications or amendments, including any amendment to increase the warrant price or shorten the exercise period, shall require the vote or written consent of the registered holders of a majority of the then outstanding public NioCorp Assumed Warrants. Any amendment solely to the NioCorp Assumed Warrants issued to the Sponsor and that are held by the Sponsor, its members, or their respective affiliates or other permitted transferees, shall require the vote or written consent of a majority of the holders of the then outstanding NioCorp Assumed Warrants issued to the Sponsor.

Convertible Debentures

On January 26, 2023, NioCorp entered into the Yorkville Convertible Debt Financing Agreement with YA. Pursuant to the Yorkville Convertible Debt Financing Agreement, YA advanced a total amount of $15,360,000 to NioCorp in consideration of the issuance by NioCorp to YA of $16,000,000 aggregate principal amount of Convertible Debentures at the time of Closing (the “Debenture Closing”). As of May 13, 2024, there was $750,000 aggregate principal amount of the Convertible Debentures outstanding.

Each Convertible Debenture issued under the Yorkville Convertible Debt Financing Agreement is an unsecured obligation of NioCorp, matures on September 17, 2024, which maturity may be extended for one six-month period in certain circumstances at the option of NioCorp, and incurs a simple interest rate obligation of 5.0% per annum (which will increase to 15.0% per annum upon the occurrence of an event of default). The outstanding principal amount of, accrued and unpaid interest, if any, on, and premium, if any, on the Convertible Debentures must be paid by NioCorp in cash when the same becomes due and payable under the terms of the Convertible Debentures at their stated maturity, upon their redemption or otherwise.

Subject to certain limitations contained within the Yorkville Convertible Debt Financing Agreement and the Convertible Debentures, including those as described below, holders of the Convertible Debentures will be entitled to convert the principal amount of, and accrued and unpaid interest, if any, on each Convertible Debenture, in whole or in part, from time to time over their term, into a number of Common Shares equal to the quotient of the principal amount and accrued and unpaid interest, if any, being converted divided by the Conversion Price. The “Conversion Price” means, as of any Conversion Date (as defined below) or other date of determination, the greater of (i) 90% of the average of the daily U.S. dollar volume-weighted average price of the Common Shares on the principal U.S. market for the Common Shares as reported by Bloomberg Financial Markets during the five consecutive trading days immediately preceding the date on which the holder exercises its conversion right in accordance with the requirements of the Yorkville Convertible Debt Financing Agreement (the “Conversion Date”) or other date of determination, but not lower than the Floor Price (as defined below), and (ii) the five-day volume-weighted average price of the Common Shares on the TSX (or on the principal U.S. market if the majority of the trading volume and value of the Common Shares occurred on Nasdaq during the relevant period) for the five consecutive trading days immediately prior to the Conversion Date or other date of determination less the maximum applicable discount allowed by the TSX. The “Floor Price” means a price of $2.1435 per share, which is equal to the lesser of (a) 30% of the average of the daily volume-weighted average price of the Common Shares on the principal U.S. market for the Common Shares as reported by Bloomberg Financial Markets during the five consecutive trading days immediately preceding the Debenture Closing and (b) 30% of the average of the volume-weighted average price of the Common Shares on the principal U.S. market for the Common Shares as reported by Bloomberg Financial Markets during the five consecutive trading days immediately following the Debenture Closing, subject to certain adjustments to give effect to any stock dividend, stock split, reverse stock split, recapitalization or similar event.

The terms of the Convertible Debentures restrict the number of Convertible Debentures that may be converted during each calendar month by YA at a Conversion Price below a fixed price equal to approximately $8.9422 (i.e., the quotient of $10.00 divided by 1.11829212 (being the number of Common Shares that were exchanged for each share of GXII at the Closing, after giving effect to the Reverse Stock Split)), subject to adjustment to give effect to any stock dividend, stock split, reverse stock split, recapitalization or similar event. The Convertible Debentures are subject to customary anti-dilution adjustments.

The terms of the Convertible Debentures restrict the conversion of Convertible Debentures by YA if such a conversion would cause YA to exceed certain beneficial ownership thresholds in NioCorp or such a conversion would cause the aggregate number of Common Shares issued pursuant to the Yorkville Convertible Debt Financing Agreement to exceed the thresholds for issuance of Common Shares under the rules of Nasdaq, unless prior shareholder approval is obtained.

Financing Warrants

In conjunction with the Debenture Closing, NioCorp issued to YA Financing Warrants to purchase 1,789,267 Common Shares, which is equal to the quotient of the principal amount of Convertible Debentures issued in such Debenture Closing divided by the “Exercise Price,” which is equal to approximately $8.9422 (i.e., the quotient of $10.00 divided by 1.11829212 (being the number of Common Shares that were exchanged for each share of GXII at the Closing, after giving effect to the Reverse Stock Split)), in each case, subject to adjustment to give effect to any stock dividend, stock split, reverse stock split, recapitalization or similar event.

The Financing Warrants are exercisable, in whole or in part, but not in increments of less than $50,000 aggregate Exercise Price (unless the remaining aggregate Exercise Price is less than $50,000), beginning on May 4, 2023 and may be exercised at any time prior to their expiration. Holders of the Financing Warrants may exercise their Financing Warrants, at their election, by paying the Exercise Price in cash or, if at any time there is no effective registration statement registering, or no current prospectus available for, the resale of the underlying Common Shares, on a cashless exercise basis. On each of the first 12 monthly anniversaries of September 17, 2023, 1/12th of the Financing Warrants will expire.

The Financing Warrants have customary anti-dilution adjustments to be determined in accordance with the requirements of the applicable stock exchanges.

The terms of the Financing Warrants restrict the exercise of Financing Warrants by YA if such an exercise would cause YA to exceed certain beneficial ownership thresholds in NioCorp or such an exercise would cause the aggregate number of Common Shares issued pursuant to the Yorkville Convertible Debt Financing Agreement to exceed the thresholds for issuance of Common Shares under the rules of Nasdaq, unless prior shareholder approval is obtained.

Notes

On April 12, 2024, the Company issued and sold to the Purchasers, in the April 2024 Private Placement, $8.0 million aggregate principal amount of Notes, pursuant to the Purchase Agreement. Pursuant to the terms of the Notes, subject to certain exceptions as described below, on the first day of each calendar month, beginning on June 1, 2024 (excluding August 2024) (a “Payment Date”), the Company will be required to repay a portion of the outstanding balance of all of the Notes, on a pro-rata basis, in an amount equal to the sum of (i) $1.4 million of principal (or the outstanding principal if less than such amount) in the aggregate among all of the outstanding Notes, plus (ii) 8.0% of the principal amount being paid (the “Payment Premium”), and (iii) accrued and unpaid interest, if any, as of the Payment Date. The Company is required to make payments on each Payment Date until the entire outstanding principal is repaid, but will not have an obligation to make a payment on a Payment Date if the Equity Conditions (as defined below) are satisfied.

Pursuant to the Purchase Agreement, the Purchasers advanced an aggregate of $6.96 million to NioCorp in consideration of the issuance by NioCorp to the Purchasers of $8.0 million aggregate principal amount of Notes and the April 2024 Warrants at the time of Closing.

Subject to certain limitations, including those as described below, contained within the Notes, holders of the Notes will be entitled to convert the principal amount of, accrued and unpaid interest, if any, and any Payment Premium that has become due and payable on each Note, from time to time over their term, into a number of Common Shares equal to the quotient of the amount being converted divided by the Fixed Conversion Price up to a maximum of 3,141,817 Common Shares. The terms of the Notes restrict the conversion of the Notes by a holder if such a conversion or exercise would cause such holder to exceed certain beneficial ownership thresholds in NioCorp.

The Notes are the unsecured obligations of NioCorp and will mature on December 31, 2024. The Notes will incur a simple interest rate obligation of 0.0% per annum (which will increase to 18.0% per annum upon the occurrence of an event of default). The outstanding principal amount of, accrued and unpaid interest, if any, on, and the Payment Premium, if any, on the Notes must be paid by NioCorp in cash when the same becomes due and payable under the terms of the Notes at their stated maturity, upon their redemption or otherwise.

As mentioned above, NioCorp is required to make payments on each Payment Date until the entire outstanding principal is repaid, but will not have an obligation to make a payment on a Payment Date if the Equity Conditions are satisfied. The “Equity Conditions” means (i) on each of the five consecutive trading days prior a Payment Date (the “Measuring Period”) the Underlying Shares Registration Statement (as defined below) is effective and available for the resale by the Purchasers of all Underlying Shares, (ii) NioCorp has no knowledge of any fact that would cause the Underlying Shares Registration Statement not to be effective and available for the resale of the Underlying Shares, (iii) on each day during the Measuring Period, the Common Shares are designated for quotation on Nasdaq, or on such other market or exchange on which the Common Shares are then listed or traded to the extent such other market or exchange is the principal U.S. trading market for the Common Shares (the “Principal U.S. Market”), and have not been suspended from trading nor have delisting or suspension of trading been threatened or pending, (iv) during the Measuring Period, an event of default has not occurred, (v) on each trading day during the Measuring Period, the daily U.S. dollar volume-weighted average price for a Common Share on the Principal U.S. Market as reported by Bloomberg Financial Markets is greater than 120% of the Fixed Conversion Price, (vi) on each trading day during the Measuring Period the average daily volume traded exceeded $500,000, and (vii) there is no limitation on conversion under the terms of Notes. In addition, any Payment Date and the amount payable to the holder of a Note on any such Payment Date may be modified from time to time upon mutual written consent of NioCorp and such holder.

Pursuant to the terms of the Notes, to the extent a holder is a party to Yorkville Equity Facility Financing Agreement, for so long as any amount remains outstanding under such holder’s Note, the amount of cash received by the Company as payment from such holder in respect of an Advance (as defined in the Yorkville Equity Facility Financing Agreement) is subject to a right of offset, exercisable in such holder’s sole discretion, against an equal amount of principal, accrued and unpaid interest, if any, and other amounts that have become due and payable under the Note, not to exceed $1.512 million in any calendar month.

The Notes may also be redeemed at NioCorp’s option at any time and from time to time over their term at a redemption price equal to the principal amount being redeemed, plus the Payment Premium, plus accrued and unpaid interest, if any, as of the redemption date.

The Notes contain events of default customary for instruments of their type (with customary grace periods, as applicable) and provide that, upon the occurrence of an event of default arising from certain events of bankruptcy or insolvency with respect to NioCorp, all outstanding Notes will become due and payable immediately without further action or notice. If any other type of event of default occurs and is continuing, then any holder may declare all of its Notes to be due and payable immediately.

Pursuant to the Guaranty Agreement, the Guarantors guaranteed the full, prompt and unconditional payment when due (whether at maturity, by acceleration or otherwise), and the performance of all liabilities, agreements and other obligations of NioCorp to the Purchasers contained in the Notes and the Purchase Agreement, to the extent such liabilities, agreements and obligations are payable in cash.

April 2024 Warrants

On April 12, 2024, in connection with the closing of the April 2024 Private Placement, the Company issued to the Purchasers, in proportion to the aggregate principal amount of Notes issued to each Purchaser, April 2024 Warrants to purchase the April 2024 Warrant Shares, which is equal to 25% of the aggregate principal amount of Notes issued to the Purchasers divided by the April 2024 Exercise Price, subject to any adjustment to give effect to any stock dividend, stock split or recapitalization.

The terms of the April 2024 Warrants restrict the exercise of the April 2024 Warrants by a holder if such an exercise would cause such holder to exceed certain beneficial ownership thresholds in NioCorp.

The April 2024 Warrants will be exercisable, in whole or in part, but not in increments of less than $50,000 aggregate April 2024 Exercise Price (unless the remaining aggregate April 2024 Exercise Price is less than $50,000), at any time on or April 12, 2027. Holders of the April 2024 Warrants may exercise their April 2024 Warrants, at their election, by paying the April 2024 Exercise Price in cash or on a cashless exercise basis, if at any time there is no effective registration statement or prospectus available for the resale of the underlying Common Shares or an event of default under the Notes has occurred and is continuing.

The April 2024 Warrants are subject to adjustment for any stock dividend or other distribution, stock split, reverse stock split or recapitalization.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of certain U.S. federal income tax considerations applicable to a U.S. Holder (as defined below) arising from and relating to the acquisition, ownership, and disposition of the Common Shares. This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a U.S. Holder arising from and relating to the acquisition, ownership, and disposition of Common Shares. In addition, this summary does not take into account the individual facts and circumstances of any particular U.S. Holder that may affect the U.S. federal income tax consequences to such U.S. Holder, including, without limitation, specific tax consequences to a U.S. Holder under an applicable income tax treaty. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any U.S. Holder. This summary does not address any tax consequences to U.S. Holders arising from the U.S. federal alternative minimum tax or the Medicare tax on investment income, U.S. federal estate, gift and other non-income taxes, U.S. state and local taxes, or any non-U.S. tax. In addition, except as specifically set forth below, this summary does not discuss applicable tax reporting requirements. Each prospective U.S. Holder should consult its own tax advisors regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences relating to the acquisition, ownership and disposition of the Common Shares.

No legal opinion from U.S. legal counsel or ruling from the IRS has been requested, or will be obtained, regarding the U.S. federal income tax consequences of the acquisition, ownership, and disposition of the Common Shares. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary. In addition, because the authorities on which this summary is based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the conclusions described in this summary.

Scope of this Summary

Authorities

This summary is based on the Code, Treasury Regulations (whether final, temporary, or proposed), published rulings and administrative positions of the IRS, the Convention Between Canada and the United States of America with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended (the “Canada-U.S. Tax Convention”), and U.S. court decisions that are applicable, and, in each case, as in effect and available, as of the date of this document. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied retroactively. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation.

U.S. Holders

For purposes of this summary, the term “U.S. Holder” means a beneficial owner of Common Shares that is for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia;

●	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

●	a trust that (1) is subject to the primary supervision of a court within the U.S. and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

U.S. Holders Subject to Special U.S. Federal Income Tax Rules Not Addressed

This summary does not address the U.S. federal income tax considerations applicable to U.S. Holders that are subject to special provisions under the Code, including, but not limited to, U.S. Holders that: (a) are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) are financial institutions, underwriters, insurance companies, real estate investment trusts, or regulated investment companies; (c) are broker-dealers, dealers, or traders in securities or currencies that elect to apply a mark-to-market accounting method; (d) have a “functional currency” other than the U.S. dollar; (e) own Common Shares as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (f) acquire Common Shares in connection with the exercise of employee stock options or otherwise as compensation for services; (g) hold Common Shares other than as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment purposes); or (h) own, have owned or will own (directly, indirectly, or by attribution) 10% or more of the total combined voting power of the outstanding shares of the Company. This summary also does not address the U.S. federal income tax considerations applicable to U.S. Holders who are: (a) U.S. expatriates or former long-term residents of the U.S.; (b) persons that have been, are, or will be a resident or deemed to be a resident in Canada for purposes of the Income Tax Act (Canada) (the “Tax Act”); (c) persons that use or hold, will use or hold, or that are or will be deemed to use or hold Common Shares in connection with carrying on a business in Canada; (d) persons whose Common Shares constitute “taxable Canadian property” under the Tax Act; or (e) persons that have a permanent establishment in Canada for the purposes of the Canada-U.S. Tax Convention. U.S. Holders that are subject to special provisions under the Code, including, but not limited to, U.S. Holders described immediately above, should consult their own tax advisors regarding the tax consequences relating to the acquisition, ownership, and disposition of the Common Shares.

If an entity or arrangement that is classified as a partnership (or other “pass-through” entity) for U.S. federal income tax purposes holds Common Shares, the U.S. federal income tax consequences to such entity or arrangement and the partners (or other owners or participants) of such entity or arrangement generally will depend on the activities of the entity or arrangement and the status of such partners (or owners or participants). This summary does not address the tax consequences to any such partner (or owner or participants). Partners (or other owners or participants) of entities or arrangements that are classified as partnerships or as “pass-through” entities for U.S. federal income tax purposes should consult their own tax advisors regarding the U.S. federal income tax consequences arising from and relating to the acquisition, ownership, and disposition of the Common Shares and NioCorp Assumed Warrants.

General Rules Applicable to the Ownership and Disposition of Common Shares

Distributions on Common Shares

A U.S. Holder that receives a distribution, including a constructive distribution, with respect to a Common Share will be required to include the amount of such distribution in gross income as a dividend (without reduction for any Canadian income tax withheld from such distribution) to the extent of the current and accumulated “earnings and profits” of the Company, as computed for U.S. federal income tax purposes. To the extent that a distribution exceeds the current and accumulated “earnings and profits” of the Company, such distribution will be treated, first, as a tax-free return of capital to the extent of a U.S. Holder’s tax basis in the Common Shares and thereafter as gain from the sale or exchange of such Common Shares. However, the Company may not maintain the calculations of its earnings and profits in accordance with U.S. federal income tax principles, and U.S. Holders may have to assume that any distribution by the Company with respect to the Common Shares will constitute ordinary dividend income. Dividends received on Common Shares by a corporate U.S. Holder (other than certain 10% corporate shareholders) generally will not be eligible for a “dividends received deduction.” Provided that (1) the Company is eligible for the benefits of the Canada-U.S. Tax Convention or (2) the Common Shares are readily tradable on a United States securities market (and certain holding period and other conditions are satisfied), dividends paid by the Company to non-corporate U.S. Holders , including individuals, will be eligible for the preferential tax rates applicable to long-term capital gains for dividends unless the Company is classified as a PFIC in the tax year of distribution or in the preceding tax year. See “—Passive Foreign Investment Company Rules—Risk of PFIC Status for the Company” below. The dividend rules are complex, and each U.S. Holder should consult its own tax advisors regarding the application of such rules.

Sales or Other Taxable Dispositions of Common Shares

Upon the sale or other taxable disposition of Common Shares, subject to the potential application of the PFIC rules as described below, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between (i) the U.S. dollar value of cash received plus the fair market value of any property received and (ii) such U.S. Holder’s adjusted tax basis in such Common Shares sold or otherwise disposed of. A U.S. Holder’s tax basis in Common Shares generally will be determined initially by the holder’s U.S. dollar cost for the Common Shares (subject to any adjustments provided under the PFIC rules, described below). Subject again to the PFIC rules, gain or loss recognized on such sale or other disposition generally will be long-term capital gain or loss if, at the time of the sale or other disposition, the Common Shares have been held for more than one year. Any gain or loss will generally be U.S. source for U.S. foreign tax credit purposes.

Preferential tax rates currently apply to long-term capital gain of a U.S. Holder that is an individual, estate, or trust. There are currently no preferential tax rates for long-term capital gain of a U.S. Holder that is a corporation. Deductions for capital losses are subject to significant limitations under the Code. If the Company is determined to be a PFIC, any gain realized on the Common Shares could be ordinary income under the rules discussed below.

Passive Foreign Investment Company Rules

Risk of PFIC Status for the Company

If the Company were to constitute a PFIC under the meaning of Section 1297 of the Code for any taxable year during a U.S. Holder’s holding period, then certain potentially adverse U.S. federal income tax rules may apply to a U.S. Holder of Common Shares. While this summary cannot describe all of the potentially adverse consequences that would result if the Company were treated as a PFIC for a relevant taxable year, certain material consequences and related considerations are described below.

The Company believes that it was classified as a PFIC for its taxable years ended June 30, 2023 and June 30, 2022 and, based on the current composition of its income and assets, as well as current business plans and financial expectations, may be classified as a PFIC for future taxable years. No opinion of legal counsel or ruling from the IRS concerning the PFIC status of the Company or any Subsidiary has been obtained or is currently planned to be requested. The determination of whether any corporation was, or will be, a PFIC for a tax year depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. In addition, whether any corporation will be a PFIC for any tax year depends on the assets and income of such corporation over the course of each such tax year and, as a result, cannot be predicted with certainty as of the date of this document. In addition, even if the Company concluded that it or any Subsidiary did not qualify as a PFIC, the IRS could challenge any determination made by the Company (or any subsidiary of the Company) concerning its PFIC status in any taxable year, and a court could sustain such challenge. Accordingly, there can be no assurance that the Company or any Subsidiary will not be treated as a PFIC for any taxable year. Each U.S. Holder should consult its own tax advisors regarding the PFIC status of the Company and each subsidiary of the Company.

In any taxable year in which the Company is classified as a PFIC, a U.S. Holder will be required to file an annual report with the IRS containing such information as Treasury Regulations and/or other IRS guidance may require. IRS Form 8621 is currently used for such filings. In addition to penalties, a failure to satisfy such reporting requirements may result in an extension of the time period during which the IRS can assess a tax. U.S. Holders should consult their own tax advisors regarding the requirements of filing such information returns under these rules, including the requirement to file an IRS Form 8621 annually.

The Company generally would be a PFIC for a taxable year if, for such year, (a) 75% or more of the gross income of the Company is passive income (the “PFIC income test”) or (b) 50% or more of the value of the Company’s assets either produce passive income or are held for the production of passive income, based on the quarterly average of the fair market value of such assets (the “PFIC asset test”). “Gross income” generally includes all sales revenues less the cost of goods sold, plus income from investments and from incidental or outside operations or sources, and “passive income” generally includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions.

Active business gains arising from the sale of commodities generally are excluded from passive income if substantially all of a foreign corporation’s business is as an active producer, processor, merchant or handler of commodities, and certain other requirements are satisfied.

For purposes of the PFIC income test and PFIC asset test described above, if the Company owns, directly or indirectly, 25% or more of the total value of the outstanding shares of another corporation, the Company will be treated as if it (a) held a proportionate share of the assets of such other corporation and (b) received directly a proportionate share of the income of such other corporation. In addition, for purposes of the PFIC income test and PFIC asset test described above, and assuming certain other requirements are met, “passive income” does not include certain interest, dividends, rents, or royalties that are received or accrued by the Company from certain “related persons” (as defined in Section 954(d)(3) of the Code) also organized in Canada, to the extent such items are properly allocable to the income of such related person that is neither passive income nor income connected with a U.S. trade or business.

Under certain attribution rules, if the Company is a PFIC, U.S. Holders will generally be deemed to own their proportionate share of the Company’s direct or indirect equity interest in any company that is also a PFIC (a “Subsidiary PFIC”), and will generally be subject to U.S. federal income tax on their proportionate share of (a) any “excess distributions,” as described below, on the stock of a Subsidiary PFIC and (b) a disposition or deemed disposition of the stock of a Subsidiary PFIC by the Company or another Subsidiary PFIC, both as if such U.S. Holders directly held the shares of such Subsidiary PFIC. In addition, U.S. Holders may be subject to U.S. federal income tax on any indirect gain realized on the stock of a Subsidiary PFIC on the sale or disposition of Common Shares. Accordingly, U.S. Holders should be aware that they could be subject to tax under the PFIC rules even if no distributions are received on the Common Shares and no redemptions or other dispositions of Common Shares are made.

Default PFIC Rules

If the Company is a PFIC for any tax year during which a U.S. Holder owns Common Shares, the U.S. federal income tax consequences to such U.S. Holder of the acquisition, ownership and disposition of Common Shares will depend on whether and when such U.S. Holder makes an election to treat the Company and each Subsidiary PFIC, if any, as a “qualified electing fund” (“QEF”) under Section 1295 of the Code or makes a Mark-to-Market Election. A U.S. Holder that does not make either a QEF Election or a Mark-to-Market Election will be referred to in this summary as a “Non-Electing U.S. Holder.”

A Non-Electing U.S. Holder will be subject to the rules of Section 1291 of the Code (described below) with respect to (a) any gain recognized on the sale or other taxable disposition of Common Shares and (b) any “excess distribution” received on the Common Shares. A distribution generally will be an “excess distribution” to the extent that such distribution (together with all other distributions received in the current tax year) exceeds 125% of the average distributions received during the three preceding tax years (or during a U.S. Holder’s holding period for the Common Shares, if shorter).

If the Company is a PFIC, under Section 1291 of the Code, any gain recognized on the sale or other taxable disposition of Common Shares (including an indirect disposition of the stock of any Subsidiary PFIC), and any “excess distribution” received on Common Shares or deemed received with respect to the stock of a Subsidiary PFIC, must be ratably allocated to each day in a Non-Electing U.S. Holder’s holding period for the respective Common Shares, as applicable. The amount of any such gain or excess distribution allocated to the tax year of disposition or distribution of the excess distribution, or allocated to years before the entity became a PFIC, if any, would be taxed as ordinary income at the rates applicable for such year (and not eligible for certain preferred rates). The amounts allocated to any other tax year would be subject to U.S. federal income tax at the highest tax rate applicable to ordinary income in each such year. In addition, an interest charge would be imposed on the tax liability for each such year, calculated as if such tax liability had been due in each such year. A Non-Electing U.S. Holder that is not a corporation must treat any such interest paid as “personal interest,” which is not deductible.

If the Company is a PFIC for any tax year during which a Non-Electing U.S. Holder holds Common Shares, the Company will continue to be treated as a PFIC with respect to such Non-Electing U.S. Holder, regardless of whether the Company ceases to be a PFIC in one or more subsequent tax years. A Non-Electing U.S. Holder may terminate this deemed PFIC status by making a “purging” election to recognize gain (which will be taxed under the rules of Section 1291 of the Code discussed above), but not loss, as if such Common Shares were sold on the last day of the last tax year for which the Company was a PFIC.

In addition to the rules described above applying to “excess distributions” and certain other dispositions of Common Shares, certain other adverse U.S. federal income tax rules may apply with respect to a U.S. Holder if the Company is a PFIC, including in some cases even if the U.S. Holder makes a QEF Election (as described below). Each U.S. Holder should consult its own tax advisors regarding the full tax consequences of potential PFIC status for the Company and each subsidiary of the Company.

QEF Election

If the Company is a PFIC, a U.S. Holder that makes a timely and effective QEF Election for the tax year in which the holding period of its Common Shares begins generally will not be subject to the rules of Section 1291 of the Code discussed above with respect to such Common Shares. A U.S. Holder that makes such a QEF Election will be subject to U.S. federal income tax on such U.S. Holder’s pro rata share (based on its ownership of Common Shares) of (a) the net capital gain of the Company, which will be taxed as long-term capital gain to such U.S. Holder, and (b) the ordinary earnings of the Company, which will be taxed as ordinary income to such U.S. Holder. Generally, “net capital gain” is the excess of (a) net long-term capital gain over (b) net short-term capital loss, and “ordinary earnings” are the excess of (a) “earnings and profits” over (b) net capital gain. A U.S. Holder that makes a QEF Election will be subject to U.S. federal income tax on such amounts for each tax year in which the Company is a PFIC, regardless of whether such amounts are actually distributed to such U.S. Holder by the Company. However, for any tax year in which the Company is a PFIC and has no net income or gain, U.S. Holders that have made a QEF Election would not have any income inclusions as a result of the QEF Election. If a U.S. Holder that made a QEF Election has an income inclusion, such a U.S. Holder may, subject to certain limitations, elect to defer payment of current U.S. federal income tax on such amounts, subject to an interest charge. If such U.S. Holder is not a corporation, any such interest paid will be treated as “personal interest,” which is not deductible.

A U.S. Holder that makes a timely and effective QEF Election with respect to the Company generally (a) may receive a tax-free distribution from the Company to the extent that such distribution represents “earnings and profits” of the Company that were previously included in income by the U.S. Holder because of such QEF Election and (b) will adjust such U.S. Holder’s tax basis in the Common Shares to reflect the amount included in income or allowed as a tax-free distribution because of such QEF Election. A U.S. Holder that makes a QEF Election generally will recognize capital gain or loss on the sale or other taxable disposition of Common Shares.

A U.S. Holder may make a timely QEF Election by filing the appropriate QEF Election documents (currently IRS Form 8621) at the time such U.S. Holder files a U.S. federal income tax return for such year. If a U.S. Holder does not make a timely QEF Election for the first year in the U.S. Holder’s holding period in which the Company is a PFIC, the U.S. Holder may still be able to make an effective QEF Election in a subsequent year if such U.S. Holder meets certain requirements and makes a “purging” election to recognize gain (which will be taxed under the rules of Section 1291 of the Code discussed above) as if such Common Shares were sold for their fair market value on the day the QEF Election is effective. If a U.S. Holder makes a QEF Election but does not make a “purging” election to recognize gain as discussed in the preceding sentence, then such U.S. Holder shall be subject to the QEF Election rules and shall continue to be subject to tax under the rules of Section 1291 discussed above with respect to its Common Shares. If a U.S. Holder owns PFIC stock indirectly through another PFIC, separate QEF Elections must be made for the PFIC in which the U.S. Holder is a direct shareholder and the Subsidiary PFIC for the QEF rules to apply to both PFICs.

A QEF Election will apply to the tax year for which such QEF Election is timely made and to all subsequent tax years, unless such QEF Election is invalidated or terminated or the IRS consents to revocation of such QEF Election. If a U.S. Holder makes a QEF Election and, in a subsequent tax year, the Company ceases to be a PFIC, the QEF Election will remain in effect (although it will not be applicable) during those tax years in which the Company is not a PFIC. Accordingly, if the Company becomes a PFIC in another subsequent tax year, the QEF Election will be effective, and the U.S. Holder will be subject to the QEF rules described above during any subsequent tax year in which the Company qualifies as a PFIC.

The Company will endeavor to provide U.S. Holders with the required information to allow U.S. Holders to make a QEF Election with respect to the Common Shares in the event that the Company determines it is treated as a PFIC for any taxable year. There can be no assurance, however, that the Company will timely provide such information for any particular year, or that the Company’s determination regarding its PFIC status will be upheld. U.S. Holders should consult their tax advisors to determine whether any of these QEF Elections will be available and if so, what the consequences of these elections would be in their particular circumstances.

A U.S. Holder makes a QEF Election by attaching a completed IRS Form 8621, including a PFIC Annual Information Statement, to a timely filed United States federal income tax return. However, if the Company does not timely provide the required information with regard to the Company or any of its Subsidiary PFICs, U.S. Holders may not be able to make a QEF Election for such entity and, unless they make the Mark-to-Market Election discussed in the next section, will continue to be subject to the rules of Section 1291 of the Code discussed above that apply to Non-Electing U.S. Holders with respect to the taxation of gains and excess distributions.

Mark-to-Market Election

A U.S. Holder may make a Mark-to-Market Election only if the Common Shares are marketable stock. The Common Shares generally will be “marketable stock” if the Common Shares are regularly traded on (a) a national securities exchange that is registered with the SEC, (b) the national market system established pursuant to Section 11A of the Exchange Act, or (c) a foreign securities exchange that is regulated or supervised by a governmental authority of the country in which the market is located, provided that the foreign exchange meets certain trading volume and other requirements. If such stock is traded on such a qualified exchange or other market, such stock generally will be “regularly traded” for any calendar year during which such stock is traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. The Company expects that the Common Shares will meet the definition of “marketable stock,” although there can be no assurance of this, especially as regards the required trading frequency.

If a U.S. Holder that makes a Mark-to-Market Election for any taxable year with respect to its Common Shares, it generally will not be subject to the rules of Section 1291 of the Code discussed above with respect to such Common Shares for such taxable year. However, if a U.S. Holder does not make a Mark-to-Market Election beginning in the first tax year of such U.S. Holder’s holding period for which the Company is a PFIC and such U.S. Holder has not made a timely QEF Election, the rules of Section 1291 of the Code discussed above will apply to dispositions of, and certain distributions on, the Common Shares.

A U.S. Holder that makes a Mark-to-Market Election will include in ordinary income, for each tax year in which the Company is a PFIC, an amount equal to the excess, if any, of (a) the fair market value of the Common Shares, as of the close of such tax year over (b) such U.S. Holder’s adjusted tax basis in such Common Shares. A U.S. Holder that makes a Mark-to-Market Election will be allowed a deduction in an amount equal to the excess, if any, of (a) such U.S. Holder’s adjusted tax basis in the Common Shares, over (b) the fair market value of such Common Shares (but only to the extent of the net amount of previously included income as a result of the Mark-to-Market Election for prior tax years).

A U.S. Holder that makes a Mark-to-Market Election will also generally adjust its tax basis in the Common Shares to reflect the amount included in gross income or allowed as a deduction because of such Mark-to-Market Election. Upon a sale or other taxable disposition of Common Shares, a U.S. Holder that makes a Mark-to-Market Election will recognize ordinary income or ordinary loss (and such ordinary loss may be treated as capital or subject to limitations in certain cases).

A U.S. Holder makes a Mark-to-Market Election by attaching a completed IRS Form 8621 to a timely filed United States federal income tax return. A Mark-to-Market Election applies to the tax year in which such Mark-to-Market Election is made and to each subsequent tax year, unless the Common Shares cease to be “marketable stock” or the IRS consents to revocation of such election. Each U.S. Holder should consult its own tax advisors regarding the requirements for, and procedure for making, a Mark-to-Market Election.

Although a U.S. Holder may be eligible to make a Mark-to-Market Election with respect to the Common Shares, no such election may be made with respect to the stock of any Subsidiary PFIC that a U.S. Holder is treated as owning, because such stock is not marketable. Hence, the Mark-to-Market Election will not be effective to avoid the application of the default rules of Section 1291 of the Code described above with respect to deemed dispositions of Subsidiary PFIC stock or excess distributions from a Subsidiary PFIC to its shareholder.

AS THE PFIC RULES ARE COMPLEX AND UNCERTAIN, U.S. HOLDERS SHOULD CONSULT WITH THEIR TAX ADVISORS TO DETERMINE THE POTENTIAL APPLICATION OF THE PFIC RULES TO THEM AND THEIR COMMON SHARES AND ANY RESULTANT TAX CONSEQUENCES.

Additional Considerations

Receipt of Foreign Currency

The amount of any distribution paid to a U.S. Holder in foreign currency, or on the sale, exchange or other taxable disposition of Common Shares, generally will be equal to the U.S. dollar value of such foreign currency based on the exchange rate applicable on the date of receipt (regardless of whether such foreign currency is converted into U.S. dollars at that time). A U.S. Holder will have a basis in the foreign currency equal to its U.S. dollar value on the date of receipt. Any U.S. Holder who converts or otherwise disposes of the foreign currency after the date of receipt may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss, and generally will be U.S. source income or loss for foreign tax credit purposes. Different rules apply to U.S. Holders who use the accrual method of tax accounting. Each U.S. Holder should consult its own U.S. tax advisors regarding the U.S. federal income tax consequences of receiving, owning, and disposing of foreign currency.

Foreign Tax Credit

Subject to the potential application of the PFIC rules discussed above, a U.S. Holder that pays (whether directly or through withholding) Canadian income tax with respect to dividends paid on the Common Shares generally will be entitled, at the election of such U.S. Holder, to receive either a deduction or a credit for such Canadian income tax. Generally, a credit will reduce a U.S. Holder’s U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. Holder’s income that is subject to U.S. federal income tax. This election is made on a year-by-year basis and applies to all foreign taxes paid (whether directly or through withholding) by a U.S. Holder during a year.

Complex limitations apply to the foreign tax credit, including the general limitation that the credit cannot exceed the proportionate share of a U.S. Holder’s U.S. federal income tax liability that such U.S. Holder’s “foreign source” taxable income bears to such U.S. Holder’s worldwide taxable income. In applying this limitation, a U.S. Holder’s various items of income and deduction must be classified, under complex rules, as either “foreign source” or “U.S. source.” Generally, dividends paid on the Common Shares should be treated as foreign source for this purpose, and gains recognized on the sale of Common Shares by a U.S. Holder should be treated as U.S. source for this purpose, except as otherwise provided in an applicable income tax treaty, and if an election is properly made under the Code. However, the amount of a distribution with respect to the Common Shares that is treated as a “dividend” may be lower for U.S. federal income tax purposes than it is for Canadian federal income tax purposes, resulting in a reduced foreign tax credit allowance to a U.S. Holder. In addition, this limitation is calculated separately with respect to specific categories of income. The foreign tax credit rules are complex, and each U.S. Holder should consult its own U.S. tax advisors regarding the foreign tax credit rules.

Information Reporting and Backup Withholding

Certain U.S. Holders may be subject to certain reporting obligations with respect to Common Shares if the aggregate value of these and certain other “specified foreign financial assets” exceeds an applicable dollar threshold. If required, this disclosure is made by filing Form 8938 with the IRS. Significant penalties can apply if a U.S. Holder is required to make this disclosure and fails to do so. In addition, a U.S. Holder should consider the possible obligation to file online a FinCEN Form 114—Foreign Bank and Financial Accounts Report, as a result of holding Common Shares in certain accounts. Holders are urged to consult their U.S. tax advisors with respect to these and other reporting requirements that may apply to their acquisition of Common Shares.

Dividend payments (including constructive dividends) with respect to Common Shares and proceeds from the sale, exchange or redemption of Common Shares may be subject to information reporting to the IRS and possible United States backup withholding. Backup withholding (currently at a rate of 24%) will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent of the U.S. Holder’s broker) and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status. Backup withholding is not an additional tax. Any amounts withheld under the U.S. backup withholding tax rules may be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.

THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSIDERATIONS APPLICABLE TO U.S. HOLDERS WITH RESPECT TO THE ACQUISITION, OWNERSHIP, AND DISPOSITION OF COMMON SHARES. U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSIDERATIONS APPLICABLE TO THEM IN THEIR OWN PARTICULAR CIRCUMSTANCES.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS FOR U.S. RESIDENTS

The following generally summarizes certain Canadian federal income tax consequences generally applicable under the Income Tax Act (Canada) and the regulations enacted thereunder (collectively, the “Canadian Tax Act”) and the Canada-United States Tax Convention (1980) (the “Convention”) to the holding and disposition of Common Shares.

Comment is restricted to holders of Common Shares each of whom, at all material times for the purposes of the Canadian Tax Act and the Convention, (i) is resident solely in the United States for tax purposes, (ii) is a “qualifying person” under and entitled to the benefits of the Convention, (iii) holds all Common Shares as capital property, (iv) holds no Common Shares that are “taxable Canadian property” (as defined in the Canadian Tax Act) of the holder, (v) deals at arm’s length with and is not affiliated with the Company, (vi) does not and is not deemed to use or hold any Common Shares in a business carried on in Canada, (vii) is not an insurer that carries on business in Canada and elsewhere (viii) is not an “authorized foreign bank” (as defined in the Canadian Tax Act) and (ix) has not entered into a “derivative forward agreement” (as defined in the Canadian Tax Act) with respect to the Common Shares (each such holder, a “U.S. Resident Holder”).

Certain U.S.-resident entities that are fiscally transparent for United States federal income tax purposes (including limited liability companies) may not in all circumstances be entitled to the benefits of the Convention. Members of or holders of an interest in such an entity that holds Common Shares should consult their own tax advisers regarding the extent, if any, to which the benefits of the Convention will apply to the entity in respect of its Common Shares.

Generally, a U.S. Resident Holder’s Common Shares will be considered to be capital property of such holder provided that the U.S. Resident Holder is not a trader or dealer in securities, did not acquire, hold, or dispose of the Common Shares in one or more transactions considered to be an adventure or concern in the nature of trade (i.e., speculation), and does not hold the Common Shares in the course of carrying on a business.

This summary is based on the current provisions of the Canadian Tax Act and the Convention in effect as of the date prior to the date hereof, all specific proposals to amend the Canadian Tax Act and Convention publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof, and the current published administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”). It is assumed that all such amendments will be enacted as currently proposed, and that there will be no other material change to any applicable law or administrative policy or assessing practice, whether by way of judicial, legislative or governmental decision or action, although no assurance can be given in these respects. This summary is not exhaustive of all possible Canadian federal income tax considerations. Except as otherwise expressly provided, this summary does not take into account any provincial, territorial, or foreign tax considerations, which may differ materially from those set out herein.

This summary is of a general nature only, is not exhaustive of all possible Canadian federal income tax considerations, and is not intended to be and should not be construed as legal or tax advice to any particular U.S. Resident Holder. U.S. Resident Holders are urged to consult their own tax advisers for advice with respect to their particular circumstances. The discussion below is qualified accordingly.

Generally, a U.S. Resident Holder’s Common Shares will not constitute “taxable Canadian property” of such holder at a particular time at which the Common Shares are listed on a “designated stock exchange” (which currently includes Nasdaq) unless both of the following conditions are concurrently met:

(i)	at any time during the 60-month period that ends at the particular time, 25% or more of the issued shares of any class of the capital stock of the Company were owned by or belonged to one or any combination of

(A)	the U.S. Resident Holder,

(B)	persons with whom the U.S. Resident Holder did not deal at arm’s length, and

(C)	partnerships in which the U.S. Resident Holder or a person referred to in clause (B) holds a membership interest directly or indirectly through one or more partnerships, and

(ii)	at any time during the 60-month period that ends at the particular time, more than 50% of the fair market value of the Common Shares was derived directly or indirectly from, one or any combination of, real or immovable property situated in Canada, “Canadian resource properties” (as defined in the Canadian Tax Act), “timber resource properties” (as defined in the Canadian Tax Act), or options in respect of, or interests in any of the foregoing, whether or not the property exists.

Common Shares may also be deemed to be “taxable Canadian property” in certain circumstances set out in the Canadian Tax Act.

A U.S. Resident Holder who disposes or is deemed to dispose of one or more Common Shares generally should not thereby incur any liability for Canadian federal income tax in respect of any capital gain arising as a consequence of the disposition.

A U.S. Resident Holder to whom the Company pays or credits or is deemed to pay or credit a dividend on such holder’s Common Shares will be subject to Canadian withholding tax, and the Company will be required to withhold the tax from the dividend and remit it to the CRA for the holder’s account. The rate of withholding tax under the Canadian Tax Act is 25% of the gross amount of the dividend, but should generally be reduced under the Convention to 15% (or, if the U.S. Resident Holder is a company which is the beneficial owner of at least 10% of the voting stock of the Company, 5%) of the gross amount of the dividend. For this purpose, a company that is a resident of the United States for purposes of the Canadian Tax Act and the Convention and is entitled to the benefits of the Convention shall be considered to own the voting stock of the Company owned by an entity that is considered fiscally transparent under the laws of the United States and that is not a resident of Canada, in proportion to such company’s ownership interest in that entity.

PLAN OF DISTRIBUTION

We are registering the resale by the Selling Shareholders from time to time, of up to an aggregate of 4,834,066 Common Shares. We will not receive any of the proceeds from the sale of the Common Shares by the Selling Shareholders. The aggregate proceeds to the Selling Shareholders will be the purchase price of the Common Shares being offered by the Selling Shareholders under this prospectus less any discounts and commissions borne by the Selling Shareholders. We are required to pay all fees and expenses incident to the registration of the Common Shares to be offered and sold pursuant to this prospectus. The Selling Shareholders will bear all commissions and discounts, if any, attributable to their sale of the Common Shares being offered by the Selling Shareholders under this prospectus.

The Common Shares beneficially owned by the Selling Shareholders covered by this prospectus may be offered and sold from time to time by the Selling Shareholders. The term “Selling Shareholders” includes donees, pledgees, transferees or other successors in interest selling Common Shares being offered by the Selling Shareholders named in this prospectus and received after the date of this prospectus from the Selling Shareholders as a gift, pledge, partnership distribution or other transfer. The Selling Shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Shareholders may sell Common Shares being offered by the Selling Shareholders under this prospectus by one or more of, or a combination of, the following methods:

●	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

●	block trades in which the broker-dealer so engaged will attempt to sell the Common Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	an over-the-counter distribution in accordance with the rules of Nasdaq;

●	through trading plans entered into by the Selling Shareholders pursuant to Rule 10b5-1 under the Exchange Act in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their Common Shares on the basis of parameters described in such trading plans;

●	short sales;

●	distributions to employees, members, limited partners or stockholders of the Selling Shareholders;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	by pledge to secure debts and other obligations;

●	delayed delivery arrangements;

●	to or through underwriters or broker-dealers;

●	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

●	in privately negotiated transactions;

●	in options transactions;

●	through a combination of any of the above methods of sale; or

●	any other method permitted pursuant to applicable law.

In addition, any Common Shares being offered by the Selling Shareholders under this prospectus that qualify for sale pursuant to Rule 144 or another exemption from registration under the Securities Act or other such exemption may be sold under Rule 144 or such other exemption rather than pursuant to this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the Common Shares being offered by the Selling Shareholders under this prospectus in the course of hedging the positions they assume with the Selling Shareholders. The Selling Shareholders may pledge Common Shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged Common Shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In effecting sales, broker-dealers or agents engaged by the Selling Shareholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Shareholders in amounts to be negotiated immediately prior to the sale.

In offering the Common Shares being offered by the Selling Shareholders under this prospectus, the Selling Shareholders and any broker-dealers who execute sales for the Selling Shareholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Shareholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the Common Shares being offered by the Selling Shareholders under this prospectus must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Common Shares being offered by the Selling Shareholders under this prospectus may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We also have agreed to indemnify certain of the Selling Shareholders and certain other persons against certain liabilities in connection with the offering of Common Shares being offered by such Selling Shareholders hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Such Selling Shareholders have agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by such Selling Shareholders specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

Additionally, YA and Lind have represented to us that, during the period commencing as of the time that YA or Lind first contacted the Company or the Company’s agents regarding the specific investment in the Company contemplated by the Purchase Agreement and ending immediately prior to the execution of the Purchase Agreement, YA and Lind have not directly or indirectly, nor has any person acting on behalf of or pursuant to any understanding with YA or Lind, engaged in any transactions in the securities of the Company (including, without limitation, any short sale involving the Company’s securities). YA and Lind have agreed that from and after the date of the Purchase Agreement and ending when no Notes remain outstanding, none of YA or Lind or any of their respective officers, or any entity managed or controlled by YA or Lind, shall, directly or indirectly, engage in any (i) “short sale” (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of the Common Shares or (ii) put equivalent position or any hedging transaction which establishes a net short position with respect to any securities of the Company (including the Common Shares), with respect to each of clauses (i) and (ii) hereof, either for its own principal account or for the principal account of any other such person or entity.

In addition, we will make copies of this prospectus available to the Selling Shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the Common Shares being offered by the Selling Shareholders under this prospectus against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of Common Shares being offered by the Selling Shareholders under this prospectus is made, if required, a prospectus supplement will be distributed that will set forth the number of Common Shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

The Common Shares being offered hereby will not be qualified for distribution by prospectus in any jurisdiction of Canada, and may not be offered for sale, sold, assigned or transferred in any jurisdiction of Canada except pursuant to a prospectus or exemption from the prospectus requirement under applicable securities laws in Canada. Neither we nor the Selling Shareholders shall offer or sell any Common Shares directly or indirectly to any person whom, to our knowledge or such Selling Shareholder’s knowledge, is resident or located in a jurisdiction of Canada or acquiring such Common Shares for the benefit of another person resident or located in a jurisdiction of Canada, or on any “marketplace” (as such term is defined in National Instrument 21-101 Marketplace Operation) in Canada.

LEGAL MATTERS

The validity of the Common Shares offered by this prospectus will be passed upon for us by Blake, Cassels & Graydon LLP, Vancouver, British Columbia, Canada.

EXPERTS

The consolidated financial statements of NioCorp Developments Ltd. as of June 30, 2023 and 2022 and for each of the three years in the period ended June 30, 2023, incorporated by reference in this prospectus and in the registration statement have been so incorporated in reliance on the report of BDO USA, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph regarding NioCorp Developments Ltd.’s ability to continue as a going concern.

The financial statements of GX Acquisition Corp. II as of December 31, 2022 and 2021 and for the years ended December 31, 2022 and 2021, have been audited by Marcum LLP, an independent registered public accounting firm, as set forth in their report (which contains an explanatory paragraph relating to substantial doubt about the ability of GX Acquisition Corp. II to continue as a going concern as described in Note 1 to GXII’s financial statements), and are incorporated by reference in this prospectus and in the registration statement of which this prospectus is a part have been so incorporated in reliance on such report given upon such firm as experts in auditing and accounting.

The technical report summary for the Elk Creek Project prepared in accordance with subpart 1300 of Regulation S-K (the “S-K 1300 Elk Creek Technical Report Summary”), which is incorporated by reference in this prospectus, and the information summarized or quoted from the S-K 1300 Elk Creek Technical Report Summary included or incorporated by reference in this prospectus have been so included or incorporated by reference with the consent of the following qualified persons, as such term is defined in Item 1300 of Regulation S-K, who prepared the S-K 1300 Elk Creek Technical Report Summary and reviewed and approved such information summarized or quoted therefrom included or incorporated by reference in this prospectus: Dahrouge Geological Consulting USA Ltd.; Understood Mineral Resources Ltd.; Optimize Group; Tetra Tech; Adrian Brown Consultants Inc.; Metallurgy Concept Solutions; Magemi Mining Inc.; L3 Process Development; Olsson; A2GC; Scott Honan, M.Sc, SME-RM, NioCorp; Everett Bird, P.E., Cementation; Mahmood Khwaja, P.E., CDM Smith; and Wynand Marx, M.Eng, BBE Consulting. A matrix of the sections of the S-K 1300 Elk Creek Technical Report Summary for which each qualified person is responsible is included in the S-K 1300 Elk Creek Technical Report Summary. Except for Scott Honan, none of the qualified persons is affiliated with NioCorp. Mr. Honan is the Chief Operating Officer of NioCorp.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the fees and expenses payable by us in connection with the sale and distribution of the securities being registered hereby. None of the expenses listed below are to be borne by the selling shareholders named in the prospectus that forms a part of this registration statement (the “Selling Shareholders”). All amounts are estimates, except for the Securities and Exchange Commission (“SEC”) registration fee:

Amount to be paid
SEC registration fee	$1,980.07
Legal fees and expenses*	75,000.00
Accounting fees and expenses*	40,000.00
Printing expenses*	2,500.00
Total*	$119,480.07

* Except for the SEC registration fee, estimated solely for the purposes of this Item 13. Actual expenses may vary.

Item 14. Indemnification of Directors and Officers

The corporate laws of British Columbia allow NioCorp Developments Ltd. (“we,” “us,” “our,” “NioCorp” or the “Company”), and its corporate articles require it (subject to the provisions of the British Columbia Business Corporations Act (“BCBCA”) noted below and the undertakings provided in Item 17 below), to indemnify its directors, former directors, alternate directors and their heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and NioCorp must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each director and alternate director is deemed to have contracted with NioCorp on the terms of the indemnity contained in NioCorp’s articles.

For the purposes of such an indemnification:

●	“associated corporation” means a corporation or entity referred to in paragraph (2) or (3) of the definition of “eligible party”:

●	“eligible party,” in relation to NioCorp, means an individual who:

(1)	is or was a director or officer of NioCorp;

(2)	is or was a director or officer of another corporation:

(i)	at a time when the corporation is or was an affiliate of NioCorp; or

(ii)	at the request of NioCorp; or

(3)	at the request of NioCorp, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity; and includes, except in the definition of “eligible proceeding” and certain other cases, the heirs and personal or other legal representatives of that individual;

●	“eligible penalty,” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding;

●	“eligible proceeding” means a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, NioCorp or an associated corporation:

(1)	is or may be joined as a party; or

(2)	is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding;

●	“expenses” includes costs, charges and expenses, including legal and other fees, but does not include judgments, penalties, fines or amounts paid in settlement of a proceeding; and

●	“proceeding” includes any legal proceeding including a civil, criminal, quasi-criminal, administrative or regulatory action or proceeding; or investigative action, whether current, threatened, pending or completed.

In addition, under the BCBCA, NioCorp may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of that proceeding, provided that NioCorp first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited by the restrictions noted below, the eligible party will repay the amounts advanced.

Notwithstanding the provisions of NioCorp’s articles noted above, NioCorp must not indemnify an eligible party or pay the expenses of an eligible party, if any of the following circumstances apply:

●	if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, NioCorp was prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

●	if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, NioCorp is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

●	if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of NioCorp or the associated corporation, as the case may be; or

●	in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

In addition, if an eligible proceeding is brought against an eligible party by or on behalf of NioCorp or by or on behalf of an associated corporation, NioCorp must not do either of the following:

●	indemnify the eligible party under Section 160(a) of the BCBCA in respect of the proceeding; or

●	pay the expenses of the eligible party in respect of the proceeding.

Notwithstanding any of the foregoing, and whether or not payment of expenses or indemnification has been sought, authorized or declined under the BCBCA or the articles of NioCorp, on the application of NioCorp or an eligible party, the Supreme Court of British Columbia may do one or more of the following:

●	order NioCorp to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

●	order NioCorp to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

●	order the enforcement of, or any payment under, an agreement of indemnification entered into by NioCorp;

●	order NioCorp to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under Section 164 of the BCBCA; or

●	make any other order the court considers appropriate.

Furthermore, we have entered into an indemnification agreement with each of our directors and executive officers. The indemnification agreements provide that NioCorp will, to the fullest extent possible under applicable law, subject to other specified limitations, indemnify and hold harmless the directors and executive officers against any and all costs and expenses reasonably incurred for, or in connection with, any civil, criminal, administrative, investigative or other proceeding, whether threatened, pending, continuing or completed, including but not limited to any act, matter, deed or thing whatsoever made, done, committed, permitted or acquiesced in.

Item 15. Recent Sales of Unregistered Securities

All shares and per share amounts below have been updated, where applicable, to give retroactive effect to the reverse stock split at a rate of 10-for-1 effectuated by NioCorp on March 17, 2023 (the “Reverse Stock Split”).

April 2024 Private Placement

On April 12, 2024, the Company issued and sold $8.0 million aggregate principal amount of unsecured notes (the “Notes”), which are convertible pursuant to their terms into up to an aggregate of 3,141,817 common shares, without par value, of the Company (“Common Shares”), and 615,385 warrants, each exercisable for one Common Share at a price of $3.25 per share (the “April 2024 Warrants”). The Notes and the April 2024 Warrants were issued to YA II PN, Ltd. (“YA”), a fund managed by Yorkville Advisors Global, LP, and Lind Global Fund II LP (“Lind”), on a private offering basis pursuant to the exemption from the registration requirements of the Securities Act of 1933 (the “Securities Act”) provided by Section 4(a)(2) thereof, based upon the representations and warranties the Selling Shareholders made to the Company in connection with the Securities Purchase Agreement, dated April 11, 2024 (the “Purchase Agreement”), between the Company and each of YA and Lind.

December 2023 Private Placement

On December 22, 2023, the Company issued and sold 413,432 units of the Company (the “December 2023 Units”) at a price of $3.08 per December 2023 Unit, provided that certain officers and directors of the Company subscribed at a price of $3.205 per December 2023 Unit, which price included $0.125 per warrant, for aggregate gross proceeds of approximately $1.29 million (the “December 2023 Private Placement”). Each December 2023 Unit consisted of one Common Share and one Common Share purchase warrant, exercisable for one Common Share at a price of $3.54 until December 22, 2025. The December 2023 Units were issued (i) to certain of the Selling Shareholders who participated in the December 2023 Private Placement (the “December 2023 Investors”) outside of the United States that were not, and were not acting for the account or benefit of, a U.S. person (as defined in Regulation S under the Securities Act) pursuant to the exclusion from the registration requirements of the Securities Act provided by Rule 903 of Regulation S thereunder and (ii) to certain of the December 2023 Investors inside the United States that were, or were acting for the account or benefit of, a U.S. person pursuant to the exemption from the registration requirements of the Securities Act provided by Rule 506(b) of Regulation D thereunder and/or Section 4(a)(2) thereof.

September 2023 Private Placement

On September 1, 2023, the Company issued and sold 250,000 units of the Company (the “September 2023 Units”) at a price of $4.00 per September 2023 Unit, for aggregate gross proceeds of $1,000,000. Each September 2023 Unit consisted of one Common Share and one Common Share purchase warrant, exercisable for one Common Share at a price of $4.60 until September 1, 2025. The September 2023 Units were offered on a private offering basis to an investor with whom the Company had a pre-existing relationship pursuant to the exemption from the registration requirements of the Securities Act provided by Rule 506(b) of Regulation D thereunder and Section 4(a)(2) thereof, in each case, pursuant to the representations and covenants the investor made to the Company in connection with the purchase of the September 2023 Units.

GX Class B Shares

On March 17, 2023, in connection with the closing of the transactions contemplated by, and pursuant to the Business Combination Agreement, dated September 25, 2022 (the “Business Combination Agreement”), the Company issued 7,957,404 shares of its Class B common stock (the “GX Class B Shares”) upon conversion of all shares of Class B common stock of GX outstanding immediately prior to such mergers that were not surrendered for cancellation. Each GX Class B Share is exchangeable into Common Shares on a one-for-one basis, subject to equitable adjustments.

The offer, issuance and sale of GX Class B Shares, including the Common Shares issuable upon exchange of such GX Class B Shares, in connection with the mergers was made in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act.

Yorkville Financings

On March 17, 2023, pursuant to the Securities Purchase Agreement, dated January 26, 2023 (as amended, the “Yorkville Convertible Debt Financing Agreement”), between the Company and YA, YA advanced an aggregate amount of $15.36 million to the Company in consideration of the issuance by the Company to YA of (i) $16.0 million aggregate principal amount of unsecured convertible debentures (the “Convertible Debentures”) and (ii) Common Share purchase warrants, exercisable for up to 1,789,267 Common Shares for cash or, if at any time there is no effective registration statement registering, or no current prospectus available for, the resale of the underlying Common Shares, on a cashless basis, at the option of the holder, at a price per Common Share of approximately $8.9422, subject to adjustment to give effect to any stock dividend, stock split, reverse stock split or similar transaction (the “Financing Warrants”). The Convertible Debentures and the Financing Warrants were issued to YA on a private offering basis pursuant to the exemption from the registration requirements of the Securities Act provided by Rule 506(b) of Regulation D thereunder and/or Section 4(a)(2) thereof, based upon the representations and warranties YA made to the Company in connection with the Yorkville Convertible Debt Financing Agreement.

The following Common Shares were issued to YA in reliance on Section 4(a)(2) of the Securities Act, in connection with the closing of advances under the Yorkville Equity Facility Financing Agreement and based upon representations and warranties of YA in connection therewith.

Date	Advance Amount	Shares Issued	Purchase Price
June 9, 2023	$488,080	100,000	$4.8808
September 12, 2023	$258,986	70,000	$3.6998
September 18, 2023	$272,932	75,000	$3.6391
November 30, 2023	$233,888	75,000	$3.1185
February 28, 2024	$170,355	75,000	$2.2714
March 7, 2024	$210,144	82,500	$2.5472
March 14, 2024	$226,423	85,000	$2.6638
May 13, 2024	$221,310	90,000	$2.4590

The following Common Shares were issued in reliance on Section 3(a)(9) of the Securities Act, in connection with the voluntary conversion of a portion of the amount outstanding under the Convertible Debentures and based upon representations and warranties of YA in connection therewith.

Date	Conversion Amount	Shares Issued	ConversionPrice/Share
May 30, 2023	$362,192	78,745	$4.5995
June 1, 2023	$302,164	64,758	$4.6660
June 12, 2023	$275,479	60,446	$4.5574
June 13, 2023	$502,089	110,939	$4.5258
June 20, 2023	$514,144	112,782	$4.5587
June 21, 2023	$751,952	163,870	$4.5887
June 30, 2023	$516,644	114,471	$4.5133
July 6, 2023	$760,685	166,521	$4.5681
July 12, 2023	$760,065	165,577	$4.5904
July 25, 2023	$520,479	122,480	$4.2495
August 7, 2023	$519,589	127,241	$4.0835
August 16, 2023	$512,944	134,268	$3.8203
August 29, 2023	$517,808	157,489	$3.2879
September 11, 2023	$766,918	230,714	$3.3241
September 22, 2023	$761,986	211,998	$3.5943
October 26, 2023	$787,260	228,861	$3.4399
November 27, 2023	$282,774	86,562	$3.2667
December 11, 2023	$513,425	180,554	$2.8436
December 19, 2023	$507,123	186,216	$2.7233
January 2, 2024	$511,507	176,790	$2.8933
January 10, 2024	$506,026	185,957	$2.7212
January 30, 2024	$763,697	276,712	$2.7599
February 7, 2024	$504,656	184,208	$2.7396
February 15, 2024	$504,109	186,562	$2.7021
March 1, 2024	$756,678	350,541	$2.1586
March 14, 2024	$754,450	314,184	$2.4013
April 25, 2024	$510,068	230,560	$2.2123
May 6, 2024	$501,884	234,142	$2.1435

June 2022 Private Placement

On June 30, 2022, in connection with the closing of a non-brokered private placement (the “June 2022 Private Placement”), the Company issued and sold 4,981,035 units of the Company (the “June 2022 Units”) at a price of C$0.96 per June 2022 Unit, for aggregate gross proceeds of approximately C$4.78 million. Each June 2022 Unit consisted of one-tenth of one Common Share and one-tenth of one Common Share purchase warrant (the “June 2022 Warrants”) (after giving effect to the Reverse Stock Split). Each June 2022 Warrant is exercisable for one Common Share at a price of C$11.00 until June 30, 2024. The June 2022 Units were offered on a private offering basis to investors with whom the Company had a pre-existing relationship, including Lind Global Asset Management III, LLC, an entity managed by The Lind Partners, a New York-based asset management firm (“Lind III”), pursuant to (i) in the case of investors outside of the United States that were not, and were not acting for the account or benefit of, a U.S. person (as defined in Regulation S under the Securities Act), the exclusion from the registration requirements of the Securities Act provided by Rule 903 of Regulation S thereunder, and (ii) in the case of investors inside the United States or that were, or were acting for the account or benefit of, a U.S. person, the exemption from the registration requirements of the Securities Act provided by Rule 506(b) of Regulation D thereunder and Section 4(a)(2) thereof, in each case, pursuant to the representations and covenants the investors made to the Company in connection with their purchase of the June 2022 Units.

On June 30, 2022, in connection with the closing of the June 2022 Private Placement, as part of a finder’s fee, the Company issued Common Share purchase warrants (the “June 2022 Finder Warrants”), exercisable for up to an aggregate of 6,510 Common Shares at a price of C$11.00 per Common Share until June 30, 2024, to Research Capital Corporation and Red Cloud Securities Inc. (collectively, the “Finders”). The Company also paid the Finders a cash commission of C$62,496, in the aggregate, as part of the finder’s fee. Each of the Finders received a number of June 2022 Finder Warrants equivalent to 3% of the June 2022 Units raised by such Finder and an amount of cash equivalent to 3% of the June 2022 Units raised by such Finder. The June 2022 Finder Warrants were issued to the Finders pursuant to the exclusion from the registration requirements of the Securities Act provided by Rule 903 of Regulation S thereunder, pursuant to the representations and covenants the Finders made to the Company in connection therewith.

Lind Convertible Security and Lind Warrants

On February 19, 2021, pursuant to a definitive convertible security funding agreement, dated February 16, 2021 (as subsequently amended, the “Lind Agreement”), between the Company and Lind III, Lind III advanced to the Company $10.0 million (subject to additional set off) in consideration of which the Company issued to Lind III a convertible security (the “Lind Convertible Security”) with a face value of $11.7 million (representing $10.0 million in funding plus an implied 8.5% interest rate per annum for the term of the Lind Convertible Security). The Lind Convertible Security had a term of (i) 24 months or (ii) 30 calendar days after the date on which the face value of the Lind Convertible Security is nil due to such amount having been fully converted and/or fully repaid (including with any applicable premium) in accordance with the terms of the Lind Agreement; in accordance with these terms, the Lind Convertible Security has since expired.

On February 19, 2021, in connection with the funding of the Lind Convertible Security, Lind III was issued Common Share purchase warrants of the Company (the “Lind Warrants”), exercisable for up to an aggregate of 855,800 Common Shares at a price of C$9.70 per Common Share for a period of 48 months. The Lind Convertible Security and the Lind Warrants were issued pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof based upon the representations and warranties of Lind III in the Lind Agreement.

The following Common Shares were issued in reliance on Section 3(a)(9) of the Securities Act, in connection with the voluntary conversion of a portion of the amount outstanding under the Lind Convertible Security and based upon representations and warranties of Lind III in connection therewith.

Date	Conversion Amount	Shares Issued	Conversion Price/Share
June 25, 2021	$600,000	71,102	C$	10.397
June 28, 2021	$500,000	59,117	C$	10.396
June 29, 2021	$500,000	54,631	C$	11.291
August 17, 2021	$600,000	69,737	C$	10.818
June 22, 2022	$600,000	108,880	C$	7.132
July 27, 2022	$600,000	102,579	C$	7.504
August 8, 2022	$250,000	43,128	C$	7.496
September 7, 2022	$600,000	95,819	C$	8.236
September 26, 2022	$200,000	30,734	C$	8.845
November 22, 2022	$300,000	42,160	C$	9.569

On September 25, 2022, the Company and Lind III entered into a consent and waiver agreement (the “Lind Consent”), which included the following principal terms: (i) the consent of Lind III to the transactions contemplated by the Business Combination Agreement and the financings with YA, including all actions taken by the Company as set out in the Business Combination Agreement to permit the completion of such transactions; (ii) the consent of Lind III to the Company’s expected cross-listing to Nasdaq and the consolidation of the Common Shares in order to meet the minimum listing requirements thereof; (iii) the waiver of Lind III of its participation right for up to 15% of the total offering contemplated by the Standby Equity Purchase Agreement, dated January 26, 2023 (as amended, the “Yorkville Equity Facility Financing Agreement”); and (iv) the waiver of Lind III of certain restrictive covenants in the Lind Agreement.

As consideration for entering into the Lind Consent, Lind III received, amongst other things: (i) the right to receive a payment of $500,000, which would have been reduced to $200,000 if the transactions contemplated by the Business Combination Agreement and the financings with YA had not been consummated on or before April 30, 2023; (ii) an extension of its existing participation rights under the Lind Agreement in future financings of the Company for a further two-year period, subject to certain exceptions as well as an extension of such participation rights beyond the additional two-year period if YA or any affiliate is a party to any such applicable transaction; and (iii) the right to receive additional Lind Warrants (the “Contingent Consent Warrants”) if on September 17, 2024, the closing trading price of the Common Shares on the TSX or such other stock exchange on which such shares may then be listed, is less than C$10.00, subject to adjustments. The number of Contingent Consent Warrants to be issued, if any, is based on the Canadian dollar equivalent (based on the then current Canadian to U.S. dollar exchange rate as reported by Bloomberg, LP) of $5.0 million divided by the five-day volume weighted average price of the Common Shares on the date of issuance. Further, the number of Contingent Consent Warrants issued will be proportionately adjusted based on the percentage of Lind Warrants currently held by Lind III that are exercised, if any, prior to the issuance of any Contingent Consent Warrants. The Lind Consent was signed as an amendment to the existing Lind Agreement. The Contingent Consent Warrants were offered pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof.

Nordmin Subscription Agreement

On December 18, 2020, pursuant to a convertible note and warrant subscription agreement (the “Nordmin Subscription Agreement”) with Nordmin Engineering Ltd (“Nordmin”), NioCorp issued and sold to Nordmin a convertible note in the principal amount of approximately $1.872 million (the “Nordmin Note”) and 50,000 Common Share purchase warrants (the “Nordmin Warrants”) for an aggregate subscription price of approximately $1.804 million, which amount was set off against the amount owing to Nordmin by the Company for past services. The Nordmin Note matured on December 18, 2021. Each Nordmin Warrant was exercisable into one Common Share at a price of C$8.00 per share until December 18, 2022. Additionally, on December 18, 2020, the Company issued 83,655 Common Shares to Nordmin upon conversion of $450,000 in principal amount of the Nordmin Note at a conversion price of C$6.84 per share. The Nordmin Note, the Nordmin Warrants and such Common Shares were issued, among other exemptions, pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof based upon representations and warranties of Nordmin in connection therewith.

The following Common Shares were issued in reliance on Section 3(a)(9) of the Securities Act, in connection with the voluntary conversion of a portion of the amount outstanding under the Nordmin Note and based upon representations and warranties of Nordmin in connection therewith.

Date	Conversion Amount	Shares Issued	Conversion Price/Share
June 18, 2021	$250,000	26,753	C$	11.532
July 19, 2021	$250,000	26,733	C$	11.776
August 20, 2021	$250,000	26,691	C$	11.981
October 21, 2021	$127,043	17,125	C$	9.146
December 21, 2021	$171,621	17,184	C$	12.925

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

See Exhibit Index below, which is incorporated by reference as if fully set forth herein.

(b) Financial Statement Schedules

All financial statement schedules have been omitted because the information required to be presented in them is not applicable or is shown in the consolidated financial statements or related notes thereto, which are incorporated by reference into the prospectus that forms a part of this registration statement.

EXHIBIT INDEX

Exhibit No	Description
2.1(1)**	Business Combination Agreement, dated as of September 25, 2022, by and among NioCorp Developments Ltd., Big Red Merger Sub Ltd, and GX Acquisition Corp. II
3.1(2)	Notice of Articles of NioCorp Developments Ltd., dated April 5, 2016
3.2(2)	Articles of NioCorp Developments Ltd., as amended, effective as of January 27, 2015
3.3(3)	Amendment to Articles, effective March 17, 2023
4.1(1)	Sponsor Support Agreement, dated as of September 25, 2022, by and among GX Acquisition Corp. II, NioCorp Developments Ltd., GX Sponsor II LLC, in its capacity as a shareholder of GX Acquisition Corp. II, and certain other shareholders of GX Acquisition Corp. II
4.2(4)	Joinder to Sponsor Support Agreement, dated as of March 17, 2023, by and among NioCorp Developments Ltd. and each of the Holders party thereto
4.3(3)	Amended and Restated Registration Rights Agreement, dated as of March 17, 2023, by and among NioCorp Developments Ltd., GX Acquisition Corp. II, GX Sponsor II LLC, certain holders of the common shares of the NioCorp Developments Ltd. listed on Schedule 1 thereto, certain current and former stockholders of GX Acquisition Corp. II, and other persons and entities listed on Schedule 2 thereto

Exhibit No	Description
4.4(3)	Registration Rights Agreement Joinder, dated as of March 17, 2023, by and among NioCorp Developments Ltd. and each of the parties listed on Schedule A thereto
4.5(3)	Exchange Agreement, dated as of March 17, 2023, by and among NioCorp Developments Ltd., GX Acquisition Corp. II and GX Sponsor II LLC
4.6(4)	Joinder to Exchange Agreement, dated as of March 17, 2023, by and among NioCorp Developments Ltd., Elk Creek Resources Corp (f/k/a GX Acquisition Corp. II) and each of the Holders party thereto
4.7(5)	Warrant Agreement, dated March 17, 2021, by and between GX Acquisition Corp. II and Continental Stock Transfer & Trust Company
4.8(3)	Assignment, Assumption and Amendment Agreement, dated as of March 17, 2023, by and among GX Acquisition Corp. II, NioCorp Developments Ltd., Continental Stock Transfer & Trust Company, as the existing Warrant Agent, and Computershare Inc. and its affiliate Computershare Trust Company, N.A., as the successor Warrant Agent
4.9(3)	Form of Warrant (included in Exhibit 4.8)
4.10(6)	Convertible Security Funding Agreement, dated February 16, 2021, between the Company and Lind Global Asset Management III, LLC
4.11(6)	Form of Lind Warrant Certificate, in respect of Lind III Warrants
4.12(7)	Amendment #1 to Convertible Security Funding Agreement, dated December 2, 2021, between the Company and Lind Global Asset Management III, LLC
4.13(8)	Waiver and Consent Agreement, dated September 25, 2022, between NioCorp Developments Ltd. and Lind Global Asset Management III, LLC
4.14(9)	Form of Subscription Agreement in respect of units of the Company issued in June 2022
4.15(9)	Form of Warrants in respect of warrants issued in June 2022
4.16(10)	Non-Transferable Broker Warrant Certificate, dated June 30, 2022, in respect of non-transferable broker warrants issued to Research Capital Corporation
4.17(10)	Non-Transferable Broker Warrant Certificate, dated June 30, 2022, in respect of non-transferable broker warrants issued to Red Cloud Securities, Inc.
4.18(11)	Securities Purchase Agreement, dated as of January 26, 2023, by and between NioCorp Developments Ltd. and each of the investors listed on the Schedule of Buyers attached thereto
4.19(12)	Amendment No. 1 to Securities Purchase Agreement, dated February 24, 2023, by and between NioCorp Developments Ltd. and YA II PN, Ltd.
4.20(12)	Form of Convertible Debenture (included in Exhibit 4.19)
4.21(11)	Form of Financing Warrants (included in Exhibit 4.18)
4.22(11)	Registration Rights Agreement, dated as of January 26, 2023, by and between NioCorp Developments Ltd. and YA II PN, Ltd.
4.23(13)	Form of Subscription Agreement in respect of units issued in September 2023
4.24(13)	Form of Warrants issued in September 2023
4.25(14)	Form of Subscription Agreement in respect of units issued in December 2023
4.26(14)	Form of Warrants issued in December 2023

Exhibit No	Description
4.27(15)	Securities Purchase Agreement, dated as of April 11, 2024, by and between NioCorp Developments Ltd. and each of YA II PN, Ltd. and Lind Global Fund II LP
4.28(15)	Form of Unsecured Convertible Note (included in Exhibit 4.27)
4.29(15)	Form of Common Stock Purchase Warrant (included in Exhibit 4.27)
4.30(15)	Global Guaranty Agreement, dated as of April 11, 2024, by Elk Creek Resources Corporation and 0896800 B.C. Ltd.
4.31(15)	Registration Rights Agreement, dated as of April 11, 2024, by and between NioCorp Developments Ltd. and each of YA II PN, Ltd. and Lind Global Fund II LP
5.1	Opinion of Blake, Cassels & Graydon LLP
10.1(16)#	NioCorp Developments Ltd. Long Term Incentive Plan, effective as of November 9, 2017
10.2(2)#	Consulting Agreement, dated May 13, 2014, between the Company and KMSmith, LLC
10.3(17)#	Amendment to Contract, dated September 1, 2019, between the Company and KMSmith, LLC
10.4(17)#	Contract Assignment and Novation Agreement, dated as of August 31, 2020, among the Company, KMSmith, LLC and 76 Resources, Inc.
10.5(18)#	Contract Assignment and Novation Agreement, dated as of August 1, 2021, among the Company, 76 Resources, Inc. and 76 Resources, LLC
10.6(19)#	Amendment to Contract, dated April 1, 2023, between the Company and 76 Resources, LLC
10.7(20)*	Offtake agreement, dated June 13, 2016, between the Company and CMC Cometals, a division of Commercial Metals Company
10.8(21)	Amendment No. 1 to Offtake Agreement, dated April 13, 2020, between the Company and Traxys North America LLC, as assignee
10.9(22)	Offtake agreement with ThyssenKrupp Metallurgical Products GmbH
10.10(17)*, **	Woltemath 003J Amended and Restated Option to Purchase, dated January 4, 2017, among ECRC and Victor L. and Juanita E. Woltemath
10.11(17)*, **	Woltemath 003J Extension to Option to Purchase, dated December 23, 2019, among ECRC and Victor L. and Juanita E. Woltemath
10.12(23)	Security Agreement, dated June 17, 2015, from the Company to Mark Smith
10.13(24)#	NioCorp Developments Ltd. Long Term Incentive Plan, as amended
10.14(11)	Standby Equity Purchase Agreement, dated as of January 26, 2023, by and between NioCorp Developments Ltd. and YA II PN, Ltd.
10.15(25)	Amendment #1 to Standby Equity Purchase Agreement, dated as of May 3, 2024, by and between NioCorp Developments Ltd. and YA II PN, Ltd.
10.16(3)#	Form of Director and Officer Indemnification Agreement
10.17(1)#	Employment Agreement, dated as of September 25, 2022, by and between Elk Creek Resources Corporation and Neal Shah
10.18(1)#	Employment Agreement, dated as of September 25, 2022, by and between Elk Creek Resources Corporation and Scott Honan
10.19(1)#	Employment Agreement, dated as of September 25, 2022, by and between Elk Creek Resources Corporation and Jim Sims

Exhibit No	Description
10.20(1)#	Form of Restrictive Covenant Agreement
10.21(26)#	NioCorp Developments Ltd. Long Term Incentive Plan, as amended
21.1(27)	Subsidiaries of NioCorp Developments Ltd.
23.1	Consent of Blake, Cassels & Graydon LLP (included in Exhibit 5.1)
23.2	Consent of BDO USA, P.C.
23.3	Consent of Marcum LLP
23.4	Consent of Dahrouge Geological Consulting USA Ltd.
23.5	Consent of Understood Mineral Resources Ltd.
23.6	Consent of Optimize Group Inc.
23.7	Consent of Tetra Tech
23.8	Consent of Adrian Brown Consultants Inc.
23.9	Consent of Magemi Mining Inc.
23.10	Consent of L3 Process Development
23.11	Consent of Olsson
23.12	Consent of A2GC
23.13	Consent of Metallurgy Concept Solutions
23.14	Consent of Scott Honan, M.Sc., SME-RM, NioCorp
23.15	Consent of Everett Bird, PE, Cementation
23.16	Consent of Mahmood Khwaja, P.E., CDM Smith
23.17	Consent of Wynand Marx, M.Eng., BBE Consulting
24.1	Power of Attorney, contained on signature page hereto
96.1(10)	S-K 1300 Elk Creek Technical Report Summary
107	Filing Fee Table

#	Management compensation plan, arrangement or agreement.

*	Portions of this exhibit have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K, which portions will be furnished to the Securities and Exchange Commission upon request.

**	Certain exhibits to this agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted exhibit will be furnished to the Securities and Exchange Commission upon request.

(1)	Previously filed as an exhibit to the Company’s Current Report on Form 8-K (File No. 000-55710) filed with the SEC on September 29, 2022 and incorporated herein by reference.

(2)	Previously filed as an exhibit to the Company’s Draft Registration Statement on Form S-1 (Registration No. 377-01354) submitted to the SEC on July 26, 2016 and incorporated herein by reference.

(3)	Previously filed as an exhibit to the Company’s Current Report on Form 8-K (File No. 001-41655) filed with the SEC on March 17, 2023 and incorporated herein by reference.

(4)	Previously filed as an exhibit to the Company’s Registration Statement on Form S-3 (File No. 333-271268) filed with the SEC on April 14, 2023 and incorporated herein by reference.

(5)	Previously filed as an exhibit to Elk Creek Resources Corp.’s (f/k/a GX Acquisition Corp. II) Current Report on Form 8-K (File No. 001-40226) filed with the SEC on March 22, 2021 and incorporated herein by reference.

(6)	Previously filed as an exhibit to the Company’s Current Report on Form 8-K (File No. 000-55710) filed with the SEC on February 17, 2021 and incorporated herein by reference.

(7)	Previously filed as an exhibit to the Company’s Current Report on Form 10-Q (File No. 000-55710) filed with the SEC on February 4, 2022 and incorporated herein by reference.

(8)	Previously filed as an exhibit to the Company’s Registration Statement on Form S-4 (Registration No. 333-268227) filed with the SEC on November 7, 2022, and incorporated herein by reference.

(9)	Previously filed as an exhibit to the Company’s Current Report on Form 8-K (File No. 000-55710) filed with the SEC on June 30, 2022 and incorporated herein by reference.

(10)	Previously filed as an exhibit to the Company’s Annual Report on Form 10-K (File No. 000-55710) filed with the SEC on September 6, 2022 and incorporated herein by reference.

(11)	Previously filed as an exhibit to the Company’s Current Report on Form 8-K (File No. 000-55710) filed with the SEC on January 27, 2023 and incorporated herein by reference.

(12)	Previously filed as an exhibit to the Company’s Current Report on Form 8-K (File No. 000-55710) filed with the SEC on February 24, 2023, and incorporated herein by reference.

(13)	Previously filed as an exhibit to the Company’s Current Report on Form 8-K (File No. 001-41655) filed with the SEC on September 1, 2023, and incorporated herein by reference.

(14)	Previously filed as an exhibit to the Company’s Current Report on Form 8-K (File No. 001-41655) filed with the SEC on December 20, 2023, and incorporated herein by reference.

(15)	Previously filed as an exhibit to the Company’s Current Report on Form 8-K (File No. 001-41655) filed with the SEC on April 12, 2024, and incorporated herein by reference.

(16)	Previously filed as an exhibit to the Company’s Current Report on Form 8-K (File No. 000-55710) filed with the SEC on November 13, 2017 and incorporated herein by reference.

(17)	Previously filed as an exhibit to the Company’s Annual Report on Form 10-K (File No. 000-55710) filed with the SEC on September 16, 2020 and incorporated herein by reference.

(18)	Previously filed as an exhibit to the Company’s Annual Report on Form 10-K (File No. 000-55710) filed with the SEC on September 8, 2021 and incorporated herein by reference.

(19)	Previously filed as an exhibit to the Company’s Post-Effective Amendment No. 1 to Form S-3 on Form S-1 (Registration No. 333-271268) filed with the SEC on August 22, 2023 and incorporated herein by reference.

(20)	Previously filed as an exhibit to the Company’s Registration Statement on Form S-1 (Registration No. 333-213451) filed with the SEC on September 2, 2016 and incorporated herein by reference.

(21)	Previously filed as an exhibit to Amendment No. 1 to the Company’s Annual Report on Form 10-K/A for the fiscal year ended June 30, 2022 (File No. 000-55710) filed with the SEC on October 31, 2022 and incorporated by herein by reference.

(22)	Previously filed as an exhibit to the Company’s Annual Report on Form 10-K (File No. 000-55710) filed with the SEC on August 29, 2017 and incorporated herein by reference.

(23)	Previously filed as an exhibit to the Company’s Registration Statement on Form S-1 (Registration No. 333-217272) filed with the SEC on April 12, 2017 and incorporated herein by reference.

(24)	Previously filed as an exhibit to the Company’s Current Report on Form 8-K (File No. 000-55710) filed with the SEC on November 6, 2020 and incorporated herein by reference.

(25)	Previously filed as an exhibit to the Company’s Current Report on Form 8-K (File No. 001-41655) filed with the SEC on May 3, 2024, and incorporated herein by reference.

(26)	Previously filed as an exhibit to the Company’s Current Report on Form 8-K (File No. 001-41655) filed with the SEC on January 22, 2024, and incorporated herein by reference.

(27)	Previously filed as an exhibit to the Company’s Annual Report on Form 10-K (File No. 001-41655) filed with the SEC on October 6, 2023 and incorporated herein by reference.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Centennial, State of Colorado, on May 15, 2024.

NIOCORP DEVELOPMENTS LTD

By:	/s/ Mark A. Smith
Name:	Mark A. Smith
Title:	President and Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

KNOW ALL PERSONS BY THESE PRESENTS, that each of the directors and officers of the registrant whose signature appears below constitutes and appoints Mark A. Smith and Neal Shah, or either of them, as true and lawful attorneys-in-fact and agents with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities to sign this registration statement and any or all amendments to said registration statement (including post-effective amendments and registration statements filed pursuant to Rule 462 and otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, the Securities and Exchange Commission granting unto said attorney-in-fact and agents the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or his substitute, may lawfully do or cause to be done by virtue hereof.

President, Chief Executive Officer (Principal
/s/ Mark A. Smith	Executive Officer and Authorized U.S. Representative)	May 15, 2024
Mark A. Smith	and Chairman of the Board of Directors

/s/ Neal Shah	Chief Financial Officer (Principal Financial and	May 15, 2024
Neal Shah	Accounting Officer)

/s/ Michael J. Morris	Director	May 15, 2024
Michael J. Morris

/s/ David C. Beling	Director	May 15, 2024
David C. Beling

/s/ Nilsa Guerrero-Mahon	Director	May 15, 2024
Nilsa Guerrero-Mahon

/s/ Peter Oliver	Director	May 15, 2024
Peter Oliver

/s/ Dean C. Kehler	Director	May 15, 2024
Dean C. Kehler

/s/ Michael G. Maselli	Director	May 15, 2024
Michael G. Maselli